   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1997
                                                     REGISTRATION NO.333-33803


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ___________________________________

                               AMENDMENT NO. 1 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ___________________________________

                           TRANSTEXAS GAS CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             1311                           76-0401023
 (State or other jurisdiction of            (Primary Standard                  (I.R.S. Employer
  incorporation or organization)   Industrial Classification Code Number)     Identification No.)


                   1300 N. SAM HOUSTON PARKWAY E., SUITE 310,
                   HOUSTON, TEXAS 77032-2949, (281) 987-8600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             ED DONAHUE, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                   1300 N. SAM HOUSTON PARKWAY E., SUITE 310,
                   HOUSTON, TEXAS 77032-2949, (281) 987-8600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                      ___________________________________

                                    copy to:

                             C. ROBERT BUTTERFIELD
                            GARDERE & WYNNE, L.L.P.
                            3000 THANKSGIVING TOWER
                              DALLAS, TEXAS  75201
                                 (214) 999-3000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

              13 3/4%  SERIES C SENIOR SUBORDINATED NOTES DUE 2001
                  ($115,815,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
              13 3/4% SERIES D SENIOR SUBORDINATED NOTES DUE 2001
                        ($115,815,000 PRINCIPAL AMOUNT)

                                       OF

                           TRANSTEXAS GAS CORPORATION

                            ------------------------

        The Exchange Offer will expire at 5:00 p.m., New York City time, on October 6, 1997, unless extended.

                            ------------------------

         TransTexas Gas Corporation, a Delaware corporation (the "Company" or "TransTexas"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $115,815,000 of its 13 3/4% Series D Senior Subordinated Notes due 2001 (the "Exchange Notes") for an equal principal amount of its outstanding 13 3/4% Series C Senior Subordinated Notes due 2001 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes"), in integral multiples of $1,000. The Exchange Notes will be subordinated unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such rights. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of June 13, 1997 (the "Indenture"), among the Company and Bank One, NA, as trustee (the "Trustee"). See "Description of the Notes." There will be no proceeds to the Company from this offering; however, pursuant to a Registration Rights Agreement dated as of June 13, 1997 (the "Registration Rights Agreement") among the Company and the persons to whom the Outstanding Notes were originally issued (the "Original Holders"), the Company will bear certain offering expenses.

                                             (Cover text continued on next page)

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 4, 1997.

         The Company will accept for exchange any and all Outstanding Notes validly tendered on or prior to 5:00 p.m., New York City time, on October 6, 1997, unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; thereafter, such tenders are irrevocable. Bank One, NA is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

         The Exchange Notes will bear interest from the date of issuance (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid) at a rate of 13 3/4% per annum on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on June 30 and December 31 of each year commencing December 31, 1997. Accrued interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before December 31, 1997. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue.

         The Outstanding Notes were issued by the Company in June 1997, pursuant to an Exchange Offer and Consent Solicitation dated May 17, 1997, as supplemented (the "June Exchange Offer") in exchange for all of the Company's outstanding 13 1/4% Senior Subordinated Notes due 2003 (the "December 1996 Notes"), which were sold by the Company on December 13, 1996. The issuances of both the December 1996 Notes and the Outstanding Notes were in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Outstanding Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

         Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that such conditions have been met.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to 180 days from the date on which the registration statement, of which this Prospectus forms a part, is declared effective. See "Plan of Distribution."

         The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on The Nasdaq Stock Market. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

         Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes of other holders are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof.

                             AVAILABLE INFORMATION

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. Certain information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the Commission from the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http: / / www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the common stock of the Company ("Common Stock") is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol TTXG, and such reports, proxy statements and other information may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

         So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes. The Company has agreed that, even if it is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements.

                     INFORMATION INCORPORATED BY REFERENCE

         The Company's annual report on Form 10-K for the fiscal year ended January 31, 1997; quarterly report on Form 10-Q for the fiscal quarter ended April 30, 1997; current reports on Form 8-K dated May 14, 1997, May 29, 1997 and June 13, 1997; and the Company's Registration Statement on Form 8-A, and Amendment No. 1 thereto, each as filed with the Commission, are incorporated by reference herein.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the effectiveness of the Registration Statement of which this Prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available upon request from TransTexas Gas Corporation, 1300 North Sam Houston Parkway East, Suite 310, Houston, Texas 77032-2949, Attention: Investor Relations Manager (telephone number (281) 987-8600). In order to ensure timely delivery of the documents, any request should be made by September 29, 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The forward-looking statements provided below and in other locations throughout this document (collectively, "Forward-Looking Statements") are based on the Company's historical operating trends, its proved reserves as of February 1, 1997 and other information available to the management of the Company. Forward-Looking Statements involve certain risks and uncertainties that could cause actual results to differ materially from those projected in the Forward-Looking Statements. These statements assume that market conditions for the Company's oil and gas production are comparable to those experienced in fiscal 1996 and 1997 and the first three months of fiscal 1998. These statements also assume that no significant changes will occur in the operating environment for the Company's oil and gas properties following the Exchange Offer. Finally, the Forward-Looking Statements assume no material changes in the composition of the Company's property base as the result of any material acquisitions or divestitures and that no material changes will occur in the Company's financial facilities, except as disclosed herein. The Company cautions that the Forward-Looking Statements are subject to all the risks and uncertainties discussed under the captions "Risk Factors" and "The Company." Without limiting the foregoing, potential risks and uncertainties include such factors as fluctuations in natural gas and crude oil prices, the ultimate success of drilling programs, the competitive nature of the oil and gas exploration, development and production industry and uncertainties associated with the drilling, completion and operation of natural gas and oil wells. Moreover, the Company may make material acquisitions, execute new contracts or terminate existing contracts, or enter into new financing transactions that may affect the accuracy of the Forward-Looking Statements. None of these events can be predicted with certainty and, accordingly, are not taken into consideration in the Forward-Looking Statements made herein. For all of the foregoing reasons, actual results may vary materially from the Forward-Looking Statements and there is no assurance that the assumptions used are necessarily the most likely to occur.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the financial statements (including notes thereto) appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context indicates otherwise, references in this Prospectus to the "Company" or to "TransTexas" are to TransTexas Gas Corporation and the business and assets transferred to TransTexas on August 24, 1993 by TransAmerican Natural Gas Corporation ("TransAmerican").

                                  THE COMPANY

         TransTexas is engaged in the exploration for and development and production of natural gas, primarily in South Texas. Since 1973, TransTexas has drilled over 1,400 wells and discovered over 3.5 Tcfe of natural gas. TransTexas' business strategy is to utilize its extensive experience gained from over 20 years of drilling and operating wells in South Texas, to continue to find, develop and produce reserves at a low cost. TransTexas has traditionally performed most of its own well site preparation, drilling, workover, completion, pipeline and production services.

         In 1994, as part of its strategy to expand its productive reserves beyond the Lower Wilcox Lobo Trend (the "Lobo Trend") in Webb and Zapata counties in South Texas, TransTexas began evaluating prospects that exhibited the potential to add proved reserves of at least 50 Bcfe of natural gas per development area. Since that time, TransTexas has evaluated over 300 potential areas and its development of certain of these areas has resulted in substantial additions to its reserves and production. Since July 31, 1994, TransTexas has added 812 Bcfe of net proved reserves to its asset base, at an average finding cost of $0.65 per Mcfe and, as of April 30, 1997, had acquired leasehold interests in approximately 484,000 gross acres. Management believes that TransTexas' combination of exploration and development expertise, financial resources and ability to quickly evaluate and execute acreage acquisition transactions provides it with a significant competitive advantage over other oil and gas companies in acquiring prospective acreage in its areas of operations.

         On May 29, 1997, TransTexas entered into and consummated a stock purchase agreement with an unaffiliated buyer (the "Lobo Sale Agreement"), with an effective date of March 1, 1997, to effect the sale (the "Lobo Sale") of the stock of TransTexas Transmission Corporation ("TTC"), its subsidiary that owned substantially all of TransTexas' Lobo Trend producing properties and related pipeline transmission system, for a sales price in excess of $1 billion, subject to adjustments as provided for in the Lobo Sale Agreement. Purchase price adjustments were made for, among other things: the value of certain NGLs and stored hydrocarbons; the value of gas in TTC's pipeline; prepaid expenses relating to post-effective date operations; post-closing expenses related to pre-closing operations; the value of oil and gas produced and sold between the effective date of the Lobo Sale Agreement and closing (approximately $44 million); property defects; and estimated costs associated with liabilities incurred before closing. Purchase price adjustments made at the closing of the Lobo Sale are subject to a review, reconciliation and resolution process, which is expected to be completed within 105 days following the closing. With proceeds from the Lobo Sale, TransTexas repaid certain indebtedness and other obligations, including production payments, in an aggregate amount of approximately $84 million. The remaining net proceeds were used for the repurchase or redemption of the Company's 11 1/2% Senior Secured Notes due 2002 (the "TransTexas Senior Secured Notes") and for general corporate purposes.

         As of February 1, 1997, the Lobo Trend producing properties divested in the Lobo Sale had proved reserves of approximately 550 Bcfe. As of April 30, 1997, after giving effect to the Lobo Sale, TransTexas would have owned over 577,000 gross (418,700 net) acres of mineral interests, with net daily production of approximately 186 MMcfd of natural gas and 2,397 BPD of condensate and crude oil (the "Continuing Operations"). As of February 1, 1997, TransTexas' proved reserves as estimated by Netherland, Sewell & Associates, Inc., for the Continuing Operations were 404 Bcfe.

         TransTexas' average net daily natural gas production for the year ended January 31, 1997, was approximately 420 MMcfd, for a total net production of 153.6 Bcf of natural gas.

TransTexas' average net daily production of natural gas and crude and condensate for the quarter ended April 30, 1997 was approximately 186 MMcfd and 2,397 BPD, respectively. During the three months ended April 30, 1997, TransTexas completed approximately 72% of the 29 wells it drilled in the period.

         TransTexas' integrated drilling services division provides oil field services including drilling, oil and natural gas well workover, stimulation and completion, drilling fluids provision, pipeline construction and equipment repair and maintenance to TransTexas. As of April 30, 1997, the assets of this division included 22 land drilling rigs, nine workover rigs and two fracture stimulation fleets. Complementary drilling, completion and workover service equipment includes a ready-mix concrete plant, twin cementing trucks, a coiled tubing unit, a snubbing unit, electric line and logging units, slickline units, tag units and an extensive fleet of construction, inspection and other rolling stock.

         TransTexas intends to contribute the assets of its drilling services division to its wholly owned subsidiary, TransTexas Drilling Services, Inc. ("TTXD"). Thereafter, TransTexas intends to consider alternatives to maximize stockholder value with respect to TTXD, including options such as a spin-off, a sale to a third party, a merger or another business combination. In connection with the Lobo Sale, TransTexas entered into a long-term agreement, which can be transferred to TTXD, pursuant to which it will provide drilling and certain other services to the new operator of the Lobo Trend properties divested in the Lobo Sale.

         The address of the Company's principal executive offices is 1300 North Sam Houston Parkway East, Suite 310, Houston, Texas 77032-2949 and its telephone number at that address is (281) 987-8600.

                                 RECENT EVENTS

         On June 13, 1997, TransAmerican Energy Corporation ("TEC"), which directly and indirectly owns approximately 73% of the Company's outstanding common stock, completed a private offering (the "TEC Notes Offering") of $475 million aggregate principal amount of 11 1/2% Senior Secured Notes due 2002 (the "TEC Senior Secured Notes") and $1.13 billion aggregate principal amount of 13% Senior Secured Discount Notes due 2002 (the "TEC Senior Secured Discount Notes" and, together with the TEC Senior Secured Notes, the "TEC Notes") for net proceeds of approximately $1.3 billion.

         With the proceeds of the TEC Notes Offering, TEC made intercompany loans to TransTexas of $450 million (the "TransTexas Intercompany Loan") and to TEC's wholly owned subsidiary, TransAmerican Refining Corporation ("TARC"), of $676 million (the "TARC Intercompany Loan" and together with the TransTexas Intercompany Loan, the "Intercompany Loans"). The TransTexas Intercompany Loan bears interest at a rate of 10 7/8% per annum, payable semi-annually in cash in arrears, and the TARC Intercompany Loan accretes principal at 16% per annum, compounded semi-annually, to a final accreted value of $920 million, and thereafter pays interest semi-annually in cash in arrears on the accreted value thereof, at a rate of 16% per annum. The Intercompany Loans will mature on June 1, 2002. The Intercompany Loan agreements contain certain restrictive covenants, including, among others, limitations on incurring additional debt, asset sales, dividends and transactions with affiliates.

         On June 13, 1997, the Company completed a tender offer for the TransTexas Senior Secured Notes for 111 1/2% of their principal amount (plus accrued and unpaid interest). Approximately $785.4 million principal amount of TransTexas Senior Secured Notes were tendered and accepted by the Company. TransTexas completed the redemption of the TransTexas Senior Secured Notes remaining outstanding on June 30, 1997 pursuant to the terms of the governing indenture.

         On June 19, 1997, the Company completed the June Exchange Offer in which the Outstanding Notes were issued in exchange for the December 1996 Notes.

         As a result of the Lobo Sale, the Tender Offer and the June Exchange Offer, TransTexas expects to record a pretax gain of approximately $600 million and a pretax extraordinary charge of approximately $120 million during the quarter ending July 31, 1997.

         TransTexas has implemented a stock repurchase program (the "Stock Repurchase Program") pursuant to which it plans to repurchase common stock from its public stockholders and from its affiliates, including TEC and TARC, in an aggregate amount of approximately $400 million in value of stock purchased. It is anticipated that TransTexas will acquire four times the number of shares from its affiliated stockholders than it acquires from its public stockholders. Shares may be purchased through open market purchases, negotiated transactions
or tender offers, or combination of the above.   It is anticipated that the
price paid to affiliated stockholders will equal the weighted average price paid to purchase shares from the public stockholders. At July 31, 1997, the Company had acquired 3.1 million shares of its common stock from unaffiliated stockholders at prices ranging from $13.625 to $16.250 for an aggregate purchase price of $49.6 million.

         Pursuant to a disbursement agreement (the "Disbursement Agreement") among TransTexas, TEC and Firstar Bank of Minnesota, N.A., the trustee under the indenture governing the TEC Notes and disbursement agent, approximately $400 million of the proceeds of the TransTexas Intercompany Loan was placed in an account (the "Disbursement Account") to be held and invested by the disbursement agent until disbursed. Funds in the Disbursement Account will be disbursed to TransTexas as needed to fund the Stock Repurchase Program. TransTexas may at any time request disbursement of interest earned on the funds in the Disbursement Account. As of July 31, 1997, approximately $49.6 million had been disbursed to TransTexas out of the Disbursement Account to fund purchases of common stock from the public pursuant to the Stock Repurchase Program.

                               THE EXCHANGE OFFER

The Outstanding Notes . . . . .       The Outstanding Notes were issued by the
                                      Company in June 1997, pursuant to the
                                      June Exchange Offer.

Registration Requirements . . .       Pursuant to the June Exchange Offer, the
                                      Company and the Original Holders entered into the Registration Rights Agreement, which grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights. By execution and delivery of the accompanying Letter of Transmittal, each exchanging holder of Outstanding Notes confirms its obligations under the
                                      Registration Rights Agreement, including indemnity obligations in connection with this Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company has agreed to file a shelf registration (the "Shelf Registration
                                      Statement") covering resales of the
                                      Outstanding Notes.  See "The Exchange
                                      Offer -- Shelf Registration Statement."

The Exchange Offer  . . . . . .       The Company is offering to exchange
                                      $1,000 principal amount of the Exchange
                                      Notes for each $1,000 principal amount of Outstanding Notes. As of the date hereof, $115,815,000 aggregate principal amount of Outstanding Notes are outstanding. The Company will issue the Exchange Notes to holders of Outstanding
                                      Notes on October 10, 1997 (the "Exchange
                                      Date").

                                      Based on an interpretation of the staff
                                      of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                                      Act) without compliance with the
                                      registration and prospectus delivery
                                      provisions of the Securities Act,
                                      provided that such Exchange Notes are
                                      acquired in the ordinary course of such
                                      holder's business and that such holder
                                      does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                      Each Participating Broker-Dealer must
                                      acknowledge that it will deliver a
                                      prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to 180 days from the date the registration statement of which this Prospectus forms a part is declared effective. See "Plan of Distribution."

                                      Any holder who tenders in the Exchange
                                      Offer with the intention to participate, or for the purpose of participating, in a distribution of the

                                      Exchange Notes cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date . . . . . . . .       5:00 p.m., New York City time, on
                                      October 6, 1997.

Procedures for Tendering
  Outstanding Notes . . . . . .       Each holder of Outstanding Notes wishing
                                      to accept the Exchange Offer must
                                      complete, sign and date the accompanying
                                      Letter of Transmittal, or a facsimile
                                      thereof, in accordance with the
                                      instructions contained herein and
                                      therein, and mail or otherwise deliver
                                      such Letter of Transmittal, or such
                                      facsimile, together with the Outstanding
                                      Notes and any other required
                                      documentation to the Exchange Agent at
                                      the address set forth herein.  By
                                      executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

Special Procedures for
  Beneficial Owners . . . . . .       Any beneficial owner whose Outstanding
                                      Notes are registered in the name of a
                                      broker-dealer, commercial bank, trust
                                      company or other nominee and who wishes
                                      to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

                                      If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures  . . . . . . . . .       Holders of Outstanding Notes who wish to
                                      tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of
                                      Transmittal or any other documents
                                      required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their
                                      Outstanding Notes according to the
                                      guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed
                                      Delivery Procedures."

Withdrawal Rights . . . . . . .       Tenders may be withdrawn at any time
                                      prior to 5:00 p.m., New York City time,
                                      on the Expiration Date pursuant to the
                                      procedures described under "The Exchange
                                      Offer -- Withdrawal of Tenders."

Acceptance of Outstanding
  Notes and Delivery of
  Exchange Notes  . . . . . . .       Subject to certain conditions, the
                                      Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the Exchange Date.
                                      See "The Exchange Offer -- Terms of the
                                      Exchange Offer."

Federal Income Tax
  Consequences  . . . . . . . .       The exchange pursuant to the Exchange
                                      Offer should not be a taxable event for
                                      federal income tax purposes.  See
                                      "Certain Federal Income Tax
                                      Consequences."

Effect on Holders of
  Outstanding Notes . . . . . .       As a result of the making of this
                                      Exchange Offer, the Company will have
                                      fulfilled one of its obligations under
                                      the Registration Rights Agreement, and,
                                      with certain exceptions noted below,
                                      holders of Outstanding Notes who do not
                                      tender their Outstanding Notes will not
                                      have any further registration rights
                                      under the Registration Rights Agreement
                                      or otherwise. Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered
                                      Outstanding Notes could be adversely
                                      affected.  See "Risk Factors -- Exchange
                                      Offer Procedures."

Exchange Agent  . . . . . . . .       Bank One, NA


                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Securities Offered  . . . . . .       $115,815,000 aggregate principal amount
                                      of 13 3/4% Series D Senior Subordinated
                                      Notes due 2001.

Maturity Date . . . . . . . . .       December 31, 2001.

Interest Payment Dates  . . . .       June 30 and December 31 of each year,
                                      commencing December 31, 1997.

Optional Redemption . . . . . .       The Notes are not redeemable prior to
                                      June 30, 2000, except that, prior to June
                                      30, 1999, the Company may redeem, at its option, up to $35 million of the Notes at a price equal to 113.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with certain of the net proceeds of any Public Equity Offering.

                                      The Notes may be redeemed in whole or
                                      from time to time in part at any time on and after June 30, 2000, at the option of the Company, at the redemption prices set forth herein, together with any accrued but unpaid interest to the date of redemption.

Ranking . . . . . . . . . . . .       The Exchange Notes will be senior
                                      subordinated obligations of the Company, subordinated to all Senior Debt (as defined) and ranking pari passu with all other debt of the Company. As of June
                                      30, 1997, the Company had approximately
                                      $478 million of Senior Debt. Subject to certain limitations set forth in the Indenture, the Company may incur additional Senior Debt and other Debt.
                                      See "Description of the Notes --
                                      Ranking."

Change of Control . . . . . . .       Upon a Change of Control, the Company may
                                      be required, subject to certain
                                      conditions, to offer to repurchase all
                                      outstanding Notes at 101% of the
                                      principal amount thereof, plus accrued
                                      and unpaid interest to the date of
                                      purchase.  See "Description of the Notes
                                      -- Change of Control."

Certain Covenants . . . . . . .       The Indenture contains certain covenants,
                                      including, but not limited to, covenants limiting the Company with respect to the following: (i) asset sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock; (iv) liens; (v) lines of business;
                                      (vi) dividend and other payment
                                      restrictions affecting subsidiaries;
                                      (vii) mergers and consolidations; and
                                      (viii) transactions with affiliates.  See
                                      "Description of the Exchange Notes --
                                      Certain Covenants."


                                  RISK FACTORS

         For a discussion of certain risks that should be considered in connection with the Exchange Offer and in evaluating an investment in the Exchange Notes, see "Risk Factors."

          SUMMARY HISTORICAL AND PROFORMA FINANCIAL AND OPERATING DATA

         In January 1996, the Company changed its fiscal year end for financial reporting purposes from July 31 to January 31. The following tables set forth selected historical financial data of the Company for and at the end of each of the four fiscal years in the period ended July 31, 1995, the six-month transition period ended January 31, 1996 and the comparable six-month period ended January 31, 1995, the fiscal year ended January 31, 1997 and the comparable year ended January 31, 1996, and the three months ended April 30, 1996 and 1997, and operating data of the Company for such periods, and pro forma financial data for and at the end of the three months ended April 30, 1997 and for the year ended January 31, 1997. The historical financial data for the fiscal years ended July 31, 1992, 1993, 1994 and 1995, the six months ended January 31, 1996, and the year ended January 31, 1997 have been derived from the audited consolidated financial statements of the Company. The historical financial data for the six months ended January 31, 1995, the year ended January 31, 1996 and the three months ended April 30, 1996 and 1997, are derived from the unaudited consolidated financial statements of the Company. The data for the six months ended January 31, 1995, the year ended January 31, 1996 and the three months ended April 30, 1996 and 1997, contain all adjustments (consisting only of normal recurring accruals) necessary, in the opinion of management of the Company, for a fair presentation thereof. The results of operations for these periods presented are not necessarily indicative of the results to be expected for an entire year. The pro forma information at April 30, 1997, and for the three month period ended April 30, 1997 and the year ended January 31, 1997, gives effect to the consummation of the Lobo Sale and the transactions described under "-- Recent Events" as of April 30, 1997 for the balance sheet data and as of February 1, 1997 and 1996, respectively, for the statement of operations data. The pro forma data are not necessarily indicative of the operating results or financial position that would have been obtained had the transactions to which they give pro forma effect actually occurred on the dates indicated or the results of operations for any future date or period. The summary historical and pro forma financial data should be read in conjunction with the consolidated historical and pro forma financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus.


                                                                                              Six Months
                                                  Year Ended July 31,                       Ended January 31,
                                       --------------------------------------------    ------------------------
                                           1992       1993       1994        1995         1995           1996
                                       ----------  ---------   --------   ---------    -----------     ---------
                                                 (dollars in thousands, except per share amounts)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Gas, condensate, and natural gas
  liquids . . . . . . . . . . . . .    $  227,208  $ 294,753   $302,522   $ 275,627    $   143,304     $ 124,663
 Transportation revenues  . . . . .        30,749     30,816     33,240      36,787         19,161        15,892
 Other revenues . . . . . . . . . .           223        247        157         285             52           601
                                       ----------  ---------   --------   ---------    -----------     ---------
                                          258,180    325,816    335,919     312,699        162,517       141,156

 Operating costs and expenses . . .        75,416     99,982    103,459      99,310         50,893        45,629
 Depreciation, depletion, and
   amortization   . . . . . . . . .        96,523     95,016    113,858     129,964         70,345        60,894
 General and administrative . . . .        27,855     23,613     40,311      31,935         12,595        13,685
 Litigation settlements . . . . . .            --     (5,600)    (1,000)         --        (18,300)      (18,300)
 Net interest expense . . . . . . .         1,703      2,442     50,155      65,797         29,059        40,436
 Income taxes and other . . . . . .         4,274     16,746      5,380      (2,415)          (131)         (416)
 Extraordinary loss, net of taxes .            --         --         --      56,637            --            --
                                       ----------  ---------   --------   ---------    -----------     ---------
      Net income (loss) . . . . . .    $   52,409  $  93,617   $ 23,756   $ (68,529)   $      (244)    $    (772)
                                       ==========  =========   ========   =========    ===========     =========

 Net income (loss) per share: (1)
  Income (loss) before extraordinary
    item  . . . . . . . . . . . . .                            $   0.33   $   (0.16)   $       --      $      --
  Extraordinary item  . . . . . . .                                  --       (0.77)           --             --
                                                               --------   ---------    -----------     ---------
  Net income (loss) . . . . . . . .                            $   0.33   $   (0.93)   $       --      $   (0.01)
                                                               ========   =========    ===========     =========

 Dividends declared per common
  share (2) . . . . . . . . . . . .                                  --          --            --             --

 Ratio of earnings to
  consolidated fixed charges(3) . .         17.8x   34.9x(4)       1.5x       --(5)         --(5)          --(5)

OTHER FINANCIAL DATA:
 EBITDA(6)  . . . . . . . . . . . .    $  156,573  $ 208,635   $195,044   $ 184,695    $   100,224     $ 103,413
 Net cash provided (used) by:
  Operating activities(14)  . . . .       131,869    184,466    136,243      94,312         74,332        52,172
  Investing activities  . . . . . .       (88,515)  (142,848)  (237,781)   (309,415)      (105,326)     (136,664)
  Financing activities  . . . . . .        (1,652)       507    484,631     284,224         18,249        13,055
OPERATING DATA:
 Gas sales volumes (Bcf)(9) . . . .      128.4(7)      119.3      130.9       147.9           76.9          66.9
 Average gas prices (dry)(per
    Mcf)(10)  . . . . . . . . . . .         $1.36      $1.98      $1.96       $1.40         $1.41          $1.65
 Average finding costs (per Mcfe) .        .66(8)       1.01       1.12         .21           .32           1.06
 Average lifting costs (per Mcfe) .           .19        .22        .24         .21           .21            .23
 Number of gross wells drilled  . .            71        103        140          97            60             65
 Percentage of wells drilled
    completed . . . . . . . . . . .           82%        85%        83%         77%           78%            74%
  Net proved reserves(11):
  Gas (Mmcf)  . . . . . . . . . . .       686,212    695,011    717,367   1,122,645       943,427      1,139,127
  Condensate (MBbls)  . . . . . . .         2,171      1,968      1,935       3,049         2,637          2,903
  SEC PV10(12)  . . . . . . . . . .    $  623,173  $ 701,434   $544,387   $ 547,646    $  533,281    $   808,062

                                                               July 31,                     January 31,
                                            ------------------------------------   -----------------------------
                                              1992      1993      1994     1995       1995      1996      1997
                                            -------    ------   -------   ------   ---------   -------  ---------
BALANCE SHEET DATA:
  Working capital (deficit)(13) . .       $ (35,295) $ 56,949) $ (8,865) $106,836  $ (56,749)  $ 43,602  $   71,586
  Net property and equipment  . . .         292,587   341,976   462,340   601,460    498,165    715,340     846,393
  Total assets  . . . . . . . . . .         306,842   360,241   583,591   826,570    594,738    938,829   1,053,152
  Total debt  . . . . . . . . . . .           3,246     8,270   500,000   800,000    518,701    824,241     941,922
  Stockholders' equity (deficit)  .         153,741   204,575   (85,139) (153,668)   (85,383)  (154,440)   (150,795)

                                                Year Ended                  Three Months
                                                January 31,                Ended April 30,
                                         -------------------------     -----------------------
                                             1996          1997             1996        1997
                                         -----------    ----------     ------------   --------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Gas, condensate, and natural gas
  liquids . . . . . . . . . . . . .      $   256,986    $  363,459     $     79,802   $ 72,882
 Transportation revenues  . . . . .           33,518        34,423            8,195      9,291
 Other revenues . . . . . . . . . .              834         8,465            7,961        178
                                         -----------    ----------     ------------   --------
                                             291,338       406,347           95,958     82,351

 Operating costs and expenses . . .           94,046       137,019           32,622     32,356
 Depreciation, depletion, and
    amortization  . . . . . . . . .          120,513       132,453           30,099     33,557
 General and administrative . . . .           33,025        45,596            7,439     15,140
 Litigation settlements . . . . . .          (18,300)      (96,000)              --
 Net interest expense . . . . . . .           77,174        91,463           21,152     23,664
 Income taxes and other . . . . . .           (2,700)       12,491            1,626     (7,828)
 Extraordinary loss, net of taxes .           56,637            --               --         --
                                         -----------    ----------     ------------   --------
      Net income (loss) . . . . . .      $   (69,057)   $   83,325     $      3,020   $(14,538)
                                         ===========    ==========     ============   ========

 Net income (loss) per share: (1)
  Income (loss) before extraordinary
    item  . . . . . . . . . . . . .      $     (0.17)   $     1.13     $       0.04   $  (0.20)
  Extraordinary item  . . . . . . .            (0.77)           --               --         --
                                         -----------    ----------     ------------   --------
  Net income (loss) . . . . . . . .      $     (0.94)   $     1.13     $       0.04   $  (0.20)
                                         ===========    ==========     ============   ========
 Dividends declared per common
  share (2) . . . . . . . . . . . .               --            --               --         --
 Ratio of earnings to
  consolidated fixed charges(3) . .            --(5)       1.7x(4)             1.0x      --(5)

OTHER FINANCIAL DATA:
 EBITDA(6)  . . . . . . . . . . . .      $   187,705    $  325,962     $     57,242   $ 36,853
 Net cash provided (used) by:
  Operating activities(14)  . . . .           72,152       221,061           67,049     92,037
  Investing activities  . . . . . .         (340,753)     (272,883)         (64,837)  (104,001)
  Financing activities  . . . . . .          279,030        64,135              461         70
OPERATING DATA:
 Gas sales volumes (Bcf)(9) . . . .            137.9         153.6             36.2       35.4
 Average gas prices (dry)(per
    Mcf)(10)  . . . . . . . . . . .            $1.51         $2.14            $2.03      $1.67
 Average finding costs (per Mcfe) .              n/a          2.21              n/a        n/a
 Average lifting costs (per Mcfe) .              .23           .29              .35        .43
 Number of gross wells drilled  . .              102           151               52         29
 Percentage of wells drilled
    completed . . . . . . . . . . .              75%           68%              75%        72%
 Net proved reserves(11):
  Gas (Mmcf)  . . . . . . . . . . .        1,139,127       919,718              n/a        n/a
  Condensate (MBbls)  . . . . . . .            2,903         5,738              n/a        n/a
  SEC PV10(12)  . . . . . . . . . .         $808,062    $1,449,068              n/a        n/a

                                                 April 30,
                                        ------------------------
                                         1996            1997
                                        --------      ----------
BALANCE SHEET DATA:
  Working capital (deficit)(13) . .    $  (17,865)   $     7,565
  Net property and equipment  . . .       774,302        909,481
  Total assets  . . . . . . . . . .     1,002,528      1,114,260
  Total debt  . . . . . . . . . . .       833,837        934,202
  Stockholders' equity (deficit)  .      (151,420)      (106,055)

                                                               Year Ended                Three Months Ended
                                                             January 31, 1997               April 30, 1997
                                                             ----------------            --------------------
                                                               (pro forma)                    (pro forma)
STATEMENT OF OPERATIONS DATA:

Revenues:
 Gas, condensate and natural gas liquids  . .                  $189,698                      $ 36,020
 Transportation   . . . . . . . . . . . . . .                        --                            --
 Gain on sale of assets . . . . . . . . . . .                     7,856                            --
 Other  . . . . . . . . . . . . . . . . . . .                       609                           178
                                                               --------                      --------
      Total revenues  . . . . . . . . . . . .                   198,163                        36,198
                                                               --------                      --------


Costs and expenses:
 Operating  . . . . . . . . . . . . . . . . .                    16,959                         5,206
 Depreciation, depletion and amortization   .                    53,521                        19,149
 General and administrative   . . . . . . . .                    43,596                         7,452
 Taxes other than income taxes  . . . . . . .                     9,748                         2,764
 Litigation settlement  . . . . . . . . . . .                   (96,000)                          --
                                                               --------                      --------
      Total costs and expenses  . . . . . . .                    27,824                        34,571
                                                               --------                      --------
      Operating income  . . . . . . . . . . .                   170,339                         1,627
                                                               --------                      --------
Other income (expenses):
 Interest income  . . . . . . . . . . . . . .                     5,544                         1,694
 Interest expense, net  . . . . . . . . . . .                   (72,639)                      (16,339)
                                                               --------                      --------
      Total other income (expense)  . . . . .                   (67,095)                      (14,645)
                                                               --------                      --------
      Loss before income taxes  . . . . . . .                   103,244                       (13,018)
Income taxes (benefit)  . . . . . . . . . . .                    36,135                        (4,556)
                                                               --------                      --------
      Net income (loss) . . . . . . . . . . .                  $ 67,109                      $ (8,462)
                                                               ========                      ========



                                                                                            April 30, 1997
                                                                                            --------------
                                                                                              (pro forma)
BALANCE SHEET DATA:

Working capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 $131,202
Net property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . .                  458,889
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  757,044
Total debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  595,631
Stockholders' deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (60,826)

 (1) Net income per share for the year ended July 31, 1994 gives effect to 69,000,000 shares of common stock outstanding after the 69,000-for-1 stock split which was effected in February 1994. Per share data for 1992 and 1993 is omitted because the Company's predecessor was not a separate entity with its own capital structure.

 (2) The Company's existing debt instruments contain certain restrictions with respect to the payment of dividends on the Company's common stock.

 (3) For purposes of determining the ratio of earnings to consolidated fixed charges, earnings are defined as pre-tax income plus consolidated fixed charges (excluding capitalized interest). Consolidated fixed charges consist of interest expense (including capitalized interest) on all indebtedness and a portion of operating lease rental expense that represents the interest factor.

 (4) The ratio for the year ended July 31, 1993 would be 33.2x if the gain on litigation settlement of $5.6 million was excluded from income before taxes. Earnings for the year ended January 31, 1997 would have been inadequate to cover consolidated fixed charges by $16.1 million if the gain on litigation settlement of $96 million was excluded from income before taxes.

 (5) Earnings for the year ended July 31, 1995, the six months ended January 31, 1995 and 1996, the year ended January 31, 1996, and the three months ended April 30, 1997 were inadequate to cover consolidated fixed charges by $15.2 million, $0.4 million, $8.6 million, $23.4 million and $27.0 million respectively.

 (6) Earnings before consolidated fixed charges, income taxes, depreciation, depletion and amortization. EBITDA for the Transition Period and for the year ended January 31, 1996 includes a gain on a litigation settlement of $18.3 million. EBITDA for the year ended January 31, 1997 includes a gain on a litigation settlement of $96.0 million. EBITDA includes capitalized interest of $0.7 million and $0.9 million for the years ended July 31, 1994 and 1995, respectively, $7.4 million for the Transition Period, $8.3 million and $15.9 million for the years ended January 31, 1996 and 1997, respectively, and $3.7 million and $4.7 million for the three months ended April 30, 1996 and 1997, respectively. EBITDA includes litigation accruals of $3.1 million, $10.0 million, $13.0 million and $7.0 million for the years ended July 31, 1992, 1993, 1994 and 1995, respectively. EBITDA includes litigation accruals of $7.0 million and $15.5 million for the years ended January 31, 1996 and 1997, respectively, and $4.0 million for the three months ended April 30, 1997. EBITDA, as defined herein and in the Indenture, is not presented in accordance with generally accepted accounting principles ("GAAP") and should not be used in lieu of GAAP presentations of results of operations and cash flows.

 (7) Includes a 3.5 Bcf adjustment resulting from a favorable litigation settlement.

 (8) Average finding costs for the year ended July 31, 1992 were $0.64 per Mcfe after giving effect to a favorable litigation settlement.

 (9) Sales volumes for the year ended January 31, 1997 and for the three months ended April 30, 1996 and 1997, include 32.0 Bcf, 5.9 Bcf and
         7.2 Bcf, respectively, delivered pursuant to volumetric production payments.

(10) Average price for the year ended January 31, 1997 includes amounts delivered under volumetric production payments. The average gas price for the Company's undedicated production for these periods was $2.39 per Mcf. Gas prices do not include the effect of hedging agreements.

(11) These reserve data are estimates of the Company's proved reserves as of August 1, 1992, 1993, 1994 and 1995 and February 1, 1996 and 1997,
         as evaluated by Netherland, Sewell & Associates, Inc. See "Risk Factors -- Reliance on Estimates of Proved Reserves."

(12) As of February 1, 1997, the sales price used for purposes of estimating the Company's proved reserves and the future net revenues from those reserves was $3.17 per Mcf of natural gas and $23.99 per Bbl of condensate.

(13) All periods before August 24, 1993 exclude all cash and accounts receivable of the Company because TransAmerican did not transfer those assets to the Company. Working capital includes $44.7 million at July 31, 1995 and $46.0 million at January 31, 1996 and 1997, and April 30, 1996 and 1997, of cash restricted pursuant to the indenture governing the TransTexas Senior Secured Notes.

(14) For the year ended January 31, 1997, cash flow from operating activities includes $96 million relating to a litigation settlement and $58.6 million from volumetric production payments.

                                  RISK FACTORS

         In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and this Exchange Offer should be considered by prospective investors when evaluating an investment in the Exchange Notes offered hereby.


EXCHANGE OFFER PROCEDURES

         Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate except that if any holder of an Outstanding Note notifies the Company on or prior to the Exchange Date that (i) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (iii) it is a broker-dealer that owns Outstanding Notes acquired directly from the Company or an affiliate of the Company, then the Company has agreed to file and maintain for a period of two years the Shelf Registration Statement. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

         The Outstanding Notes are currently owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Outstanding Notes or the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in The Nasdaq Stock Market. Accordingly no assurance can be given that an active public or other market will develop for the Exchange Notes or if such market develops, that it will not be sporadic and volatile. Furthermore, no assurance can be given as to the liquidity of the Exchange Notes.

SUBORDINATION

         The payment of principal of, premium, if any, and interest on, the Exchange Notes will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding at the date of the Indenture or later incurred. In the event of any default in the payment of the principal or interest with respect to any Senior Debt, no payment with respect to the principal of, premium, if any, or interest on, the Exchange Notes will be made by the Company unless and until such default has been cured or waived. In addition, upon the occurrence of any other event of default entitling the holders of Senior Debt to accelerate the maturity thereof and receipt by the Trustee of written notice of such occurrence, the holders of Senior Debt will be able to block payment on the Exchange Notes for specified periods of time.

         Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of Senior Debt will be entitled first to receive payment in full of all amounts due thereon before the holders of the Exchange Notes will be entitled to receive any payment upon the principal of, or premium, if any, or interest on, the Exchange Notes. By reason of such subordination, in the event of the insolvency of the Company, holders of the Exchange Notes may recover less, ratably, than holders of Senior Debt and other creditors of the Company or may recover nothing. The terms and conditions of the subordination provisions pertinent to the Exchange Notes are described in more detail in "Description of the Exchange Notes -- Subordination."

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL OR CERTAIN ASSET SALES

         Upon the occurrence of a Change of Control, the Company may be required to offer to purchase (a "Change of Control Offer") all Exchange Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. Additionally, in the event of certain asset dispositions, the Company will be required under certain circumstances to use the Accumulated Amount (as defined) to offer to purchase the Exchange Notes at 100% of the principal amount thereof, plus accrued interest to the date of purchase (an "Offer to Purchase"). See "Description of the Exchange Notes -- Certain Covenants."

         Prior to commencing such a Change of Control Offer or an Offer to Purchase, the Company may be required to (i) repay in full all Senior Debt or other indebtedness of the Company that would prohibit the repurchase of the Exchange Notes or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase the Exchange Notes and such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control Offer or Offer to Purchase to repay Senior Debt or repurchase the Exchange Notes.

         The events that require a Change of Control Offer or Offer to Purchase under the Indenture may also constitute events of default under the Senior Debt of the Company. Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to commence litigation that could ultimately result in a sale of substantially all the assets of the Company to satisfy the debt, thereby limiting the Company's ability to raise cash to repurchase the Exchange Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Exchange Notes.

INDENTURE RESTRICTIONS

         The Indenture limits the Company's ability to incur additional indebtedness, transfer or sell assets, transfer assets to subsidiaries, pay dividends or make other restricted payments, create liens, enter into certain transactions with affiliates or consummate a merger, consolidation or sale of all or substantially all of its assets. There can be no assurance that these limitations will not adversely affect the Company's results of operations or financial condition.

SIGNIFICANT LEVERAGE

         At June 30, 1997, the Company's long-term debt, including the TransTexas Intercompany Loan, the Outstanding Notes, the BNY Facility (defined below) and certain equipment financing was approximately $594 million. The Company's high degree of leverage has significant consequences, including (i) a substantial portion of the Company's net cash provided by operations will be committed to the payment of the Company's interest expense and principal repayment obligations, (ii) the Company's cash flow is more sensitive to fluctuations in natural gas prices than less highly leveraged companies and
(iii) the Company is more highly leveraged than other large companies in the gas exploration, production and transmission business, which may place it at a competitive disadvantage. These consequences could adversely affect the Company's ability to meet its obligations, including obligations under the TransTexas Intercompany Loan and to the holders of the Notes. Further, the Company's ability to fund its current capital expenditures and debt service requirements and, ultimately, to pay the principal amounts of the Notes upon maturity in December 2001 from its cash flows from operations would require significant increases in production. The Company may have available to it sources of liquidity other than cash flow from operations, including asset sales, equity offerings or debt financings, to retire or otherwise refinance the principal amount of the Notes on or prior to maturity. However, there can be no assurance that such sources will be available if and when needed on terms acceptable to the Company, or at all.

SUBSTANTIAL CAPITAL REQUIREMENTS

          TransTexas makes substantial capital expenditures for the exploration, development and production of its natural gas reserves. TransTexas anticipates that its capital expenditures and cash interest expense will be approximately $220 million and $70 million, respectively, in fiscal 1998. Historically, TransTexas has financed capital expenditures and serviced its debt with cash from operations, public and private offerings of debt and equity securities, the sale of production payments, asset sales and other financings. TransTexas intends to use cash flow from operations, together with cash on hand to fund its cash requirements in fiscal 1998. If capital expenditures are higher than anticipated, cash flow from operations is lower than anticipated or certain contingent obligations of TransTexas become fixed, TransTexas may not have sufficient funds for capital expenditures necessary to replace its reserves, to maintain production at current levels or to attain increased production levels, after giving effect to the Lobo Sale, and, as a result, production from operations may decrease over time. No assurance can be given that TransTexas' cash flow from operating activities will be sufficient to meet actual capital expenditures, contingent liabilities and debt service in the future.

POTENTIAL TAX LIABILITIES

         Based upon independent legal advice, including an opinion from a nationally recognized law firm, TransTexas has determined that it will not report any significant federal income tax liability as a result of the Lobo Sale. There are, however, significant uncertainties regarding TransTexas' tax position and no assurance can be given that TransTexas' position will be sustained if challenged by the Internal Revenue Service (the "IRS"). TransTexas is part of an affiliated group for tax purposes (the "TNGC Consolidated
Group"), which includes TNGC Holdings Corporation, the sole stockholder of TransAmerican ("TNGC"), TransAmerican, TEC, TransTexas, TARC and TTXD. No letter ruling has been or will be obtained from the IRS regarding the Lobo Sale by any member of the TNGC Consolidated Group. If the IRS were to successfully challenge TransTexas' position, each member of the TNGC Consolidated Group would be severally liable under the consolidated tax return regulations for the resulting taxes, in the estimated amount of up to $230 million (assuming the use of the existing tax attributes of the TNGC Consolidated Group), possible penalties equal to 20% of the amount of the tax, and interest at the statutory rate (currently 9%) on the tax and penalties (if any). An agreement among members of the TNGC Consolidated Group (the "Tax Allocation Agreement") requires TransAmerican to fund the entire tax deficiency (if any) resulting from the Lobo Sale. There can be no assurance that TransAmerican would be able to fund any such payment at the time due and the other members of the TNGC Consolidated Group, thus, may be required to pay the tax. TransTexas intends to reserve $75 million with respect to this potential tax liability for financial reporting purposes to reflect a portion of the potential tax liability that TransAmerican might not be able to pay. If TransTexas were required to pay this tax deficiency, it is likely that it would be required to sell significant assets or raise additional debt or equity capital to fund the payment.

         Part of the refinancing of TransAmerican's debt in 1993 involved the cancellation of approximately $65.9 million of accrued interest and of a contingent liability for interest of $102 million owed by TransAmerican. TransAmerican has taken the federal tax position that the entire amount of this debt cancellation is excluded from its income under the cancellation of indebtedness provisions (the "COD Exclusion") of the Internal Revenue Code of 1986, as amended (the "Code"), and has reduced its tax attributes (including its net operating loss and credit carryforwards) as a consequence of the COD Exclusion. No federal tax opinion was rendered with respect to this transaction, however, and TransAmerican has not obtained a ruling from the IRS regarding this transaction. TransTexas believes that there is substantial legal authority to support the position that the COD Exclusion applies to the cancellation of TransAmerican's indebtedness. However, due to factual and legal uncertainties, there can be no assurance that the IRS will not challenge this position, or that any such challenge would not be upheld. Under the Tax Allocation Agreement, TransTexas has agreed to pay an amount equal to any federal tax liability (which would be approximately $25.4 million) attributable to the inapplicability of the COD Exclusion. Any such tax would be offset in future years by alternative minimum tax credits and retained loss and credit carryforwards to the extent recoverable from TransAmerican. As a member of the TNGC Consolidated Group, each of TEC, TransTexas and TARC will be severally liable for any tax liability resulting from the above-described transactions. The IRS has commenced an audit of the consolidated federal income tax returns of the TNGC Consolidated Group for its taxable years ended July 31, 1994 and July 31, 1995. Because the audit is in its initial stages, it is not possible to predict the scope of the IRS' review or whether any tax deficiencies will be proposed by the IRS as a result of its review.

DECONSOLIDATION FOR FEDERAL INCOME TAX PURPOSES

         Under certain circumstances, TransAmerican, TEC or TARC may sell or otherwise dispose of shares of common stock of TransTexas. If, as a result of any sale or other disposition of TransTexas common stock or otherwise, the aggregate ownership of TransTexas by members of the TNGC Consolidated Group (excluding TransTexas) is less than 80% (measured by voting power and value), TransTexas will no longer be a member of the TNGC Consolidated Group for federal income tax purposes ("Deconsolidation") and, with certain exceptions, will no longer be obligated under the terms and conditions of, or entitled to the benefits of, the Tax Allocation Agreement. Further, if TEC or TARC sells or otherwise transfers any stock of TARC, or issues any options, warrants or other similar rights relating to such stock, outside of the TNGC Consolidated Group, which, when aggregated with the outstanding TARC Warrants, represent more than 20% of the voting power or equity value of TARC, then a Deconsolidation of TARC would occur. A Deconsolidation of TARC would result in a Deconsolidation of TransTexas if the TNGC Consolidated Group members, excluding TARC, did not then own at least 80% of the voting power and equity value of TransTexas. Upon a Deconsolidation of TransTexas, members of the TNGC Consolidated Group that own TransTexas common stock could incur a substantial amount of federal income tax liability. If such Deconsolidation occurred during the fiscal year ending January 31, 1998, the aggregate amount of this tax liability is estimated to be between $175 million and $200 million, assuming no reduction for tax attributes of the TNGC Consolidated Group. However, such tax liability generally would be substantially reduced or eliminated in the event that the IRS successfully challenged TransTexas' position on the Lobo Sale. Each member of a consolidated group filing a consolidated federal income tax return is severally liable to the IRS for the consolidated federal income tax liability of the consolidated group. There can be no assurance that each TNGC Consolidated Group member will have the ability to satisfy any tax obligation attributable to the above-described transactions at the time due and, therefore, other members of the group, including TransTexas, may be required to pay the tax.

         Generally, under the Tax Allocation Agreement, if net operating losses of TransTexas are used by other members of the TNGC Consolidated Group, then TransTexas is entitled to the benefit (through reduced current taxes payable) of such losses in later years to the extent TransTexas has taxable income and remains a member of the TNGC Consolidated Group and the other group members have the ability to pay such taxes. If TARC, TransAmerican or TEC transfers shares of common stock of TransTexas (or transfers options or other rights to acquire such shares) and, as a result of such transfer, Deconsolidation occurs, TransTexas would not thereafter receive any benefit pursuant to the Tax Allocation Agreement for net operating losses of TransTexas used by other members of the TNGC Consolidated Group prior to Deconsolidation.

LIMITED OPERATING HISTORY IN CONTINUING OPERATIONS

          Prior to the Lobo Sale, TransTexas derived a substantial amount of its revenues from gas produced from its Lobo Trend producing properties. TransTexas' experience in the drilling and operation of wells in areas outside of the Lobo Trend is limited, its completion rate in such areas is substantially lower and its average lifting costs in such areas are higher. Accordingly, results of operations from the Continuing Operations or from properties acquired in the future might differ materially from those in the Lobo Trend.

ABILITY TO REPLACE SHORT-LIVED RESERVES

         TransTexas' principal producing properties are characterized by high initial production followed by a steep decline in production rates, with wells typically having a half-life of less than two years and an economic life of approximately ten years. As a result, TransTexas must find and develop or acquire new natural gas reserves to replace those being depleted by production. Without successful drilling and exploration or acquisition activities, TransTexas' reserves and production will decline rapidly. TransTexas' business strategy is to add reserves by pursuing an active drilling program on its existing undeveloped properties and on properties that it may acquire in the future. There can be no assurance that production from new wells will be sufficient to replace production from existing wells.

NATURAL GAS PRICE FLUCTUATIONS AND MARKETS

         TransTexas' results of operations and the value of its gas and oil properties are highly dependent upon the prices TransTexas receives for its natural gas. Substantially all of TransTexas' sales of natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received by TransTexas for its natural gas production are dependent upon numerous factors beyond the control of TransTexas, including the level of consumer product demand, the North American supply of natural gas, government regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas, and the overall economic environment. Demand for natural gas is seasonal, with demand typically higher during the summer and winter, and lower during the spring and fall, with concomitant changes in price. During the quarter ended April 30, 1997, the average gas price for the Continuing Operations was $1.90 per Mcf.

         Any significant decline in current prices for natural gas could have a material adverse effect on TransTexas' financial condition, results of operations and quantities of reserves recoverable on an economic basis. In order to mitigate its vulnerability to natural gas price volatility, TransTexas has entered into and may continue to enter into commodity price swap agreements to reduce its exposure to price risk in the spot market for natural gas. However, a substantial majority of TransTexas' current production remains subject to natural gas price fluctuations. Based on an assumed average daily net production level of 230 MMcfd (after giving effect to the Lobo Sale), certain hedge agreements and historical pricing differentials between delivery points, TransTexas estimates that a $0.10 per MMBtu change in average gas prices received would change annual operating income by approximately $6.4 million.

COMPETITION

         TransTexas competes in the highly competitive areas of natural gas exploration, development and production. Many of TransTexas' competitors have substantially larger financial resources, staffs and facilities than TransTexas.

DRILLING RISK

         Drilling activities are subject to numerous risks, including mechanical risk and the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by TransTexas will be productive or that TransTexas will recover all or any portion of its investment. The cost of drilling, completing and operating wells is often uncertain. TransTexas' drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond TransTexas' control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

TRANSPORTATION

         As a result of the Lobo Sale, TransTexas no longer owns the pipeline assets held by TTC, which assets are used to transport natural gas from the Continuing Operations. Although TransTexas has entered into a transportation agreement to provide it access to such pipeline, there can be no assurance that this agreement will provide sufficient access or capacity or that the terms thereof will remain competitive with market rates.

RISKS RELATED TO LOBO SALE

         The Lobo Sale Agreement contains representations and warranties by TransTexas typical for the sale of an oil and gas exploration, production and transmission company, including representations and warranties relating to the following: the accuracy of financial information; liabilities under employee benefit plans; payment of taxes; existence of litigation or other claims; compliance with laws, including environmental laws; condition of personal property; existence of contracts, commitments and contingent liabilities; and title to properties. TransTexas has indemnified the buyer for certain liabilities related to the assets of TTC, including judgment liens, costs to remediate conditions that may result in environmental liability and liabilities and costs related to inaccuracies in representations and warranties (without regard to TransTexas' knowledge of such inaccuracy) with respect to which no purchase price adjustment was made at the closing or as part of the post-closing reconciliation. TransTexas does not anticipate that it will be responsible for any material amount of post-closing indemnity obligations under the Lobo Sale Agreement, but there can be no assurance that such liabilities will not significantly reduce the benefits obtained by TransTexas from the Lobo Sale.

OPERATING HAZARDS AND UNINSURED RISKS

         TransTexas' operations are subject to hazards and risks inherent in drilling for, and the production, processing and transportation of, natural gas, such as fires, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of TransTexas and others. TransTexas' insurance coverage includes, among other things, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile and workers' compensation insurance. TransTexas believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of TransTexas, but losses can occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

GOVERNMENT REGULATIONS

         TransTexas' business is subject to certain federal, state and local laws and regulations relating to the exploration for and the development, production and transportation of natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, TransTexas is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations.

MATERIAL PROCEEDINGS AND CONTINGENT LIABILITIES

         The Company is involved in many legal proceedings. The litigation and contingent liabilities of the Company, individually and in the aggregate, amount to significant potential liability and, if adjudicated adversely, could have a material adverse effect on the Company. The adverse resolution in any reporting period of one or more of these matters could have a material adverse impact on the results of operations or cash flow of the Company for that period. Although the outcome of these lawsuits cannot be predicted with certainty, the Company does not expect these matters to have a material adverse effect on its financial position.

SUBSTANTIVE CONSOLIDATION; BANKRUPTCY

         An investment in the Exchange Notes involves certain insolvency and bankruptcy considerations including substantive consolidation and fraudulent transfer issues. A financial failure by Mr. Stanley, TNGC, TransAmerican, TransAmerican Exploration Corporation ("TEXC") or TARC could have adverse consequences for holders of the Exchange Notes if a bankruptcy court were to "substantively consolidate" the Company with Mr. Stanley or any of such entities. If a bankruptcy court substantively consolidated the Company with Mr. Stanley, TNGC, TransAmerican, TEXC, TEC or TARC, the assets of each entity so consolidated would be subject to the claims of creditors of each other such entity. TransAmerican filed for bankruptcy protection under the federal bankruptcy laws in 1975 and 1983. As a result of the bankruptcy proceedings, creditors of TransAmerican received less than the amount to which they would otherwise have been entitled.

CONTROL BY TRANSAMERICAN AND TNGC; POTENTIAL CONFLICTS OF INTEREST

         TransAmerican is the indirect controlling stockholder of the Company. TransAmerican is wholly owned by TNGC. As a member of the board of directors and chief executive officer of TransAmerican and the Company and sole stockholder, sole director and chief executive officer of TNGC, John R. Stanley will be in a position to control or significantly influence the management and operations of the Company, including actions with respect to pending and any future litigation. There can be no assurance that conflicts will not arise between TNGC, TransAmerican, TNGC's other subsidiaries and Mr. Stanley, on one hand, and the other stockholders of the Company, on the other. In addition, Mr. Stanley has guaranteed certain indemnity obligations of TransAmerican and the Company and certain debt of the Company. The Company's response to any litigation or any indemnification demand may be influenced by TransAmerican or Mr. Stanley in a manner that could be adverse to the holders of the Exchange Notes. TransAmerican and its existing subsidiaries, including the Company, are parties to the Tax Allocation Agreement, the general terms of which provide for TransAmerican and all of its subsidiaries to file federal income tax returns as members of a consolidated group. The Tax Allocation Agreement requires the Company, TEC and TARC to make certain payments to TransAmerican to enable TransAmerican to pay its federal or alternative minimum tax. In the event of an IRS audit or examination, the Tax Allocation Agreement generally gives TransAmerican the authority to compromise or settle disputes and to control litigation, subject to the approval of the Company, TEC or TARC, as the case may be, where such compromise or settlement affects the determination of the separate tax liability of that company.

RELIANCE ON ESTIMATES OF PROVED RESERVES

         There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The reserve data incorporated by reference in this Prospectus represent only estimates prepared by Netherland, Sewell & Associates, Inc. Gas reserve assessment is a subjective process of estimating the recovery from underground accumulations of gas that cannot be measured in an exact way, and estimates of other persons might differ materially from those of Netherland, Sewell & Associates, Inc. Certain events, including production, acquisitions and future drilling and development could result in increases or decreases in estimated quantities of proved reserves. In addition, estimates of the Company's future net revenues from proved reserves and the present value thereof are based on certain assumptions regarding future natural gas prices, production levels, production and ad valorem taxes and operating and development costs that may not prove to be correct over time.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Outstanding Notes were issued by the Company in June 1997 pursuant to the June Exchange Offer in exchange for the December 1996 Notes, which were sold by the Company on December 13, 1996. As a condition of the June Exchange Offer, the Company entered into the Registration Rights Agreement with the persons to whom the Outstanding Notes were originally issued, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes to issue and deliver to such holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Company is required to use its best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act and commence the Exchange Offer. The Exchange Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company has the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. On the Exchange Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer.
However, Outstanding Notes may be tendered only in integral multiples of $1,000.

         The forms and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

         As of the date of this Prospectus, $115,815,000 aggregate principal amount of the Outstanding Notes was outstanding. The Company has fixed the close of business on August 29, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

         Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

         The Company will be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

         If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

INTEREST ON THE EXCHANGE NOTES

         The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from June 30, 1997, through the Exchange Date will be payable on or before December 31, 1997. Interest on the Exchange Notes will be payable semiannually on each June 30 and December 31 commencing December 31, 1997.

PROCEDURES FOR TENDERING

         Only a Holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The Company is not asking any Holder for a proxy, and no Holder is requested to send the Company a proxy. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

         By executing the Letter of Transmittal, each Holder will make to the Company the representations set forth below in the second paragraph under the heading "-- Resale of Exchange Notes" and will confirm its obligations under the Registration Rights Agreement.

         The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

         Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                 (a)      the tender is made through an Eligible Institution;


                 (b) prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Outstanding Note(s) tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and



                 (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date.

         To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of such Outstanding Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

         Bank One, NA has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:        By Overnight Mail or Hand:           By Facsimile:

Bank One, NA                            Bank One, NA-0H1-0184                Bank One, NA
P.O. Box 70184                          100 East Broad Street                Attn:  Corporate Trust Department
Columbus, Ohio  43271-0184              Columbus, Ohio  43215                Facsimile No. (614) 248-5088
Attn: Lora Marsch                       Attn: Lora Marsch                    Confirm by Telephone No.
                                                                             (614) 248-4856

FEES AND EXPENSES

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

         The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

         The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5,
1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

         By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the distribution of the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

         As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

SHELF REGISTRATION STATEMENT

         If the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission, the Company has agreed file with the Commission, use its best efforts to have declared effective and maintain for up to two years a registration statement that would allow resales of outstanding Notes owned by such holders.

OTHER

         Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

         The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

                                USE OF PROCEEDS

         This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are substantially similar to the form and terms of the Exchange Notes, except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

                                  THE COMPANY

GENERAL

         TransTexas is engaged in the exploration for and development and production of natural gas, primarily in South Texas. Since 1973, TransTexas has drilled over 1,400 wells and discovered over 3.5 Tcfe of natural gas. TransTexas' business strategy is to utilize its extensive experience gained from over 20 years of drilling and operating wells in South Texas, to continue to find, develop and produce reserves at a low cost. TransTexas has traditionally performed most of its own well site preparation, drilling, workover, completion, pipeline and production services.

         In 1994, as part of its strategy to expand its productive reserves beyond the Lobo Trend, TransTexas began evaluating prospects that exhibited the potential to add proved reserves of at least 50 Bcfe of natural gas per development area. Since that time, TransTexas has evaluated over 300 potential areas and its development of certain of these areas has resulted in substantial additions to its reserves and production. Since July 31, 1994, TransTexas has added 812 Bcfe of net proved reserves to its asset base, at an average finding cost of $0.65 per Mcfe, and, as of April 30, 1997, had acquired leasehold interests in approximately 484,000 gross acres. Management believes that TransTexas' combination of exploration and development expertise, financial resources and ability to quickly evaluate and execute acreage acquisition transactions provides it with a significant competitive advantage over other oil and gas companies in acquiring prospective acreage in its areas of operations.

         On May 29, 1997, TransTexas consummated the sale of TTC, its subsidiary that owned substantially all of TransTexas' Lobo Trend producing properties and related pipeline transmission system, for a sales price in excess of $1 billion. As of February 1, 1997, the Lobo Trend producing properties divested by the sale of the stock of TTC had proved reserves of approximately 550 Bcfe. As of April 30, 1997, after giving effect to the Lobo Sale, TransTexas would have owned over 577,000 gross (418,700 net) acres of mineral interests, with net daily production of approximately 186 MMcfd of natural gas and 2,397 BPD of condensate and crude oil. As of February 1, 1997, TransTexas' proved reserves as estimated by Netherland, Sewell & Associates, Inc., for the Continuing Operations were 404 Bcfe.

         TransTexas' average net daily natural gas production for the twelve months ended January 31, 1997, was approximately 420 MMcfd, for a total net production of 153.3 Bcf of natural gas. TransTexas' average net daily production of natural gas and crude and condensate for the quarter ended April 30, 1997 was approximately 186 MMcfd and 2,397 BPD, respectively. During the three months ended April 30, 1997, TransTexas completed approximately 72% of the 29 wells it drilled in the period.

OPERATING AREAS

         TransTexas' primary areas of operations are discussed below:

         BOB WEST NORTH. In late 1994, TransTexas made a natural gas discovery in the Bob West North area of southern Zapata County, Texas. Since the discovery, TransTexas has drilled 50 wells and completed 45 wells in the area. TransTexas' mineral interests in Bob West North consist of a 98% working interest in 17,000 gross (14,800 net) acres and a 90% net profits interest in 660 gross acres. The Bob West North area surpassed the Lobo Trend in net daily natural gas production to TransTexas by the end of fiscal 1997. On April 30, 1997, TransTexas was drilling four wells in Bob West North, was in the process of completing two wells and had daily gross natural gas production of 180 MMcfd (129 net MMcfd). For the twelve months ended January 31, 1997, TransTexas produced 45.7 Bcf (32.6 net Bcf) from the Bob West North area. Recent drilling results indicate the potential for a new productive fault block of the structure that previously had not been drilled. For the three months ended April 30, 1997, TransTexas produced 18.6 Bcf (13.4 net Bcf) from the Bob West North area.

         FANDANGO SOUTH. TransTexas is developing an additional natural gas discovery located in the Lower Wilcox sands in Jim Hogg County, Texas known as the Fandango South area. As of April 30, 1997, TransTexas had drilled and completed one well in Fandango South, which was producing at a gross rate of 12 MMcfd (9.3 net MMcfd), was drilling two additional wells in the area that it intends to complete, and was completing one additional well. As of April 30, 1997, TransTexas held a 100% working interest in approximately 5,600 gross (5,600 net) acres in Fandango South. TransTexas believes that its interests in the area hold the potential for a total of approximately 20 well sites.

         WHARTON COUNTY. In 1995, TransTexas entered into an agreement with a privately held concern to jointly develop the mineral rights in Frio and Miocene sands in Wharton County, Texas. TransTexas is not the operator of this shallow play but interprets data from a dedicated 3-D seismic program to select drilling locations in which prior production has not depleted the shallow reservoirs. As of April 30, 1997, 48 wells had been drilled in shallow formations in the area, 21 of which had been completed and were producing at a combined gross rate of 11.9 MMcfd (7.3 net MMcfd). The operator was also in
the process of completing an additional well.   Based on correlation of 3-D
seismic analyses and extensive subsurface geology, TransTexas believes that its acreage interests covering the area's shallow reservoirs contain the potential for as many as 12 additional wells.

         TransTexas also acquired mineral rights covering deep prospective production of the Wilcox formation in Wharton County. As of April 30, 1997, TransTexas had drilled a well testing the potential of the deeper formation and was drilling a second well. Preliminary electric log interpretation indicated 40 feet of potential pay in the Middle Wilcox formation in the first well. Based upon this preliminary analysis, TransTexas has negotiated with a transmission company to transport natural gas from the area and intends to drill two additional development wells in the area. Recently, offset operators have announced several major discoveries in adjacent areas. As of April 30, 1997, TransTexas held a 75% working interest in the shallow mineral rights in approximately 43,100 gross (34,500 net) acres in Wharton County and a 100% working interest in the deep mineral rights in approximately 2,200 gross (1,800 net) acres. Based on correlation of 3-D seismic analysis and extensive subsurface geology, TransTexas believes that it may be able to drill as many as 12 such deep wells in the area.

         LODGEPOLE, NORTH DAKOTA. TransTexas is participating in the exploration and development of the Lodgepole area of Stark and Dunn counties in North Dakota. In late 1996, TransTexas announced the discovery of a Lodgepole carbonate reef oil field in Dickinson, North Dakota with the Heart River #1-4, which flow tested at a daily rate of 6,836 BPD. TransTexas has conducted or participated in a series of 3-D seismic surveys covering more than 270 square miles in order to develop its drilling locations and evaluate acreage holdings. Based upon such 3-D seismic information, TransTexas has selected additional drilling locations in the producing reef and further seismic anomalies. TransTexas holds an average working interest of 80% in approximately 198,800 gross (98,400 net) acres in the Lodgepole. As of April 30, 1997, TransTexas had drilled a total of 10 wells in the Lodgepole, three of which had been completed and were producing at a combined gross daily production rate of 2,753 BPD. Effective June 1997, all producing wells in the field are restricted to a State-mandated allowable daily rate of approximately 500 BPD per well.

         AUSTIN CHALK. With the advent of more sophisticated geophysical data interpretation techniques and improved drilling technologies, horizontal drilling has proven to be very successful in the economic development of thinner gas bearing formations. The Austin Chalk formation is particularly well suited to the drilling of horizontal wells for the primary production of natural gas. In 1996, TransTexas began the implementation of a strategy consisting of the evaluation of electric logs and production characteristics of previously drilled vertical wells. TransTexas then selects areas where the thickness and resistivity of prospective pay is sufficient to economically justify the acquisition of mineral lease acreage and the drilling of horizontal development wells. As of April 30, 1997, TransTexas had drilled and completed one such horizontal well, in Walker County, Texas, that had flow tested at a gross rate of 5.7 MMcfd (4.6 net MMcfd). Based on this success, TransTexas was drilling a second such well as of April 30, 1997. A pipeline connection is currently under construction to allow the marketing of natural gas. TransTexas embarked upon a program of selected mineral lease acreage acquisition in late 1996, and as of April 30, 1997, held a 100% working interest in approximately 42,800 gross (40,800 net) acres in the Austin Chalk.

         OTHER AREAS. TransTexas has also made discoveries of natural gas and oil in other prospects that, as of April 30, 1997, some of which have undergone less development drilling, but which management believes could add material reserves and production.

         In March 1997, TransTexas began drilling of an exploration well in Galveston Bay, Texas, the State Tract 331 #1. TransTexas owns a 75% working interest in approximately 5,600 gross (5,100 net) acres in the area.
Management believes that this area covers four separate structures along trend from the Chocolate Bayou and Treasure Island fields in Galveston Bay and adjacent coastal areas. In early May and again in early July, TransTexas encountered surface pressure of 9,600 p.s.i from a depth of approximately 15,400 feet in the Vicksburg formation that necessitated suspending drilling operations to control pressure. Subsequently, TransTexas has resumed drilling and intends to conduct electric logging and testing of the potentially productive zones. A second well, the State Tract 88A #1, was commenced in June 1997 on a separate structure within the same acreage.

         TransTexas owns a 75% working interest in approximately 7,000 gross (3,100 net) acres in a development area in Wayne County, Mississippi, in which it has drilled and completed an initial well. As of April 30, 1997, TransTexas had drilled and was in the process of completing two additional wells. The discovery well, The Foote Estate #1, has flow tested at a daily gross production rate of 12.4 MMcfd (7.0 net MMcfd) and 440 BPD (247 net BPD) of condensate and is being recompleted. TransTexas is participating in a 3-D seismic survey covering 14,000 acres that it intends to use to select additional drilling sites.

         TransTexas holds an 89% working interest in approximately 36,000 gross (32,900 net) acres in the Cuba Libre area of Webb County, Texas. As of April 30, 1997, TransTexas had daily gross natural gas production of 4.6 MMcfd (2.9 net MMcfd) from a total of 19 wells drilled in Cuba Libre, of which 9 wells had been completed by TransTexas. As of April 30, 1997, TransTexas was drilling a well, based upon the interpretation of its 3-D seismic program, which it anticipated completing.

         TransTexas holds a working interest in excess of 80% in approximately 103,000 gross (81,900 net) acres in the La Grulla area of Starr County, Texas. As of April 30, 1997, TransTexas had combined daily gross natural gas production of 10.5 MMcfd (6.7 net MMcfd) from a total of 30 wells drilled in La Grulla, of which 15 wells had been completed.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

INTERCOMPANY LOAN


         With the proceeds of the TEC Offering, TEC made the Intercompany Loans to TransTexas and TARC. The TransTexas Intercompany Loan, in the principal amount of $450 million, (i) bears interest at a rate of 10 7/8% per annum, payable semi-annually in cash in arrears and (ii) is secured initially by a security interest in substantially all of the assets of TransTexas, but excluding inventory, receivables and equipment. The TARC Intercompany Loan, in the original amount of $676 million, (i) accretes principal at 16% per annum, compounded semi-annually, until June 15, 1999, to a final accreted value of $920 million, and thereafter pays interest semi-annually in cash in arrears on the accreted value thereof, at a rate of 16% per annum, and (ii) is secured initially by a security interest in substantially all of TARC's assets other than inventory, receivables and equipment. The Intercompany Loans will mature on June 1, 2002. The Intercompany Loan Agreements contain certain restrictive covenants, including, among others, limitations on incurring additional debt, asset sales, dividends and transactions with affiliates. Upon the occurrence of a Change of Control (as defined), TEC will be required to make an offer to purchase all of the outstanding TEC Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, or, in the case of any such offer to purchase the TEC Senior Secured Discount Notes prior to June 15, 1999, at a price equal to 101% of the accreted value thereof, in each case, to and including the date of purchase. Pursuant to the terms of the Intercompany Loans, TEC may require TransTexas and TARC to pay a pro rata share of the purchase price paid by TEC.


RECEIVABLES FACILITY


         The Company and BNY Financial Corporation are parties to an Amended and Restated Accounts Receivable Management and Security Agreement (the "BNY Facility"), dated as of October 31, 1995 and amended in December 1996. In connection with the transactions described under "Prospectus Summary -- Recent Events," the Company and BNY entered into a waiver of the BNY Facility, pursuant to which advances under the BNY Facility are made at the sole discretion of the lender and the lender may require repayment of principal and interest at any time. As of June 30, 1997, outstanding advances under the BNY Facility totaled approximately $3.6 million. Interest accrues on advances at the rate of (i) the higher of (a) the prime rate of The Bank of New York and
(b) the Federal Funds Rate plus 1/2 of 1% plus (ii) 1/2 of 1%.


         Obligations under the BNY Facility are secured by liens on the Company's receivables and inventory. The Notes will be subordinate and junior in right of payment to the Company's obligations under the BNY Facility in the event of liquidation.

         The Company is currently negotiating an amendment and restatement of the BNY Facility.

EQUIPMENT FINANCING

         As of June 30, 1997, the Company had approximately $24.9 million in notes payable collateralized by certain of the Company's operating equipment. These notes payable bear interest at rates ranging from approximately 9.25% to 12.9% per annum and mature at various dates through 2000.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

         The Exchange Notes will be issued as a separate series of notes under an indenture (the "Indenture") dated as of June 13, 1997 between the Company and BankOne, NA, as trustee (the "Trustee"). The Exchange Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this offer, except for certain transfer restrictions and registration rights relating the Outstanding Notes and except for certain interest provisions relating to such rights. Under the terms of the Indenture, the covenants and events of default will apply equally to the Exchange Notes and the Outstanding Notes, and the Exchange Notes and the Outstanding Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. References to the Notes include the Exchange Notes and the Outstanding Notes unless the context otherwise requires. The Outstanding Notes were issued under the Indenture in an aggregate principal amount of $115,815,000. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the Indenture and Registration Rights Agreement have been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. The definition of certain capitalized terms used in the summary are set forth below under "--Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

         The Exchange Notes will be unsecured senior subordinated general obligations of the Company, will mature on December 31, 2001, and will be limited in aggregate principal amount (as shown on the face thereof) to $117,573,000. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof in fully registered form.

         The Exchange Notes will accrue interest at the rate of 13 3/4% per annum from the date of issuance, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually on June 30 and December 31 of each year, commencing December 31, 1997. Interest will be paid to the person in whose name the Exchange Note is registered at the close of business on the June 15 or December 15, as applicable, immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Exchange Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. In addition, interest may be paid, at the option of the Company, by check mailed to the holders of the Exchange Notes ("Holders") at their respective addresses set forth in the register of Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

OPTIONAL REDEMPTION

         The Notes are not redeemable prior to June 30, 2000, except that, prior to June 30, 1999, the Company may redeem, at its option, up to $35 million of the principal amount thereof at a price equal to 113.250% of the principal amount thereof at the date of redemption, plus accrued and unpaid interest, if any, to the date of redemption, with certain of the net proceeds of any Public Equity Offering.

         The Notes may be redeemed in whole or from time to time in part at any time on and after June 30, 2000, at the option of the Company, at the redemption prices (expressed as a percentage of principal amount) set forth below in each case, together with accrued but unpaid interest, if any, to the date of redemption, if redeemed during the periods shown below:

 Period                                                                 Redemption Price
 ------                                                                 ----------------

 On or after June 30, 2000, but before June 30, 2001                    106.00%

 On or after June 30, 2001                                              100.00%

         Any such redemptions will comply with Article III of the Indenture.

         In the event of a redemption of less than all of the Notes, the Notes will be selected for redemption by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Exchange Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest).

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment as set forth in the Indenture to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

         No payment may be made by the Company on or behalf of the Company on account of principal of or interest on the Notes or to acquire or repurchase any of the Notes or on account of the redemption provisions of the Notes (i) upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Senior Debt is first paid in full or (ii) upon the happening of any default in payment of any principal of or interest on any Senior Debt when the same becomes due and payable (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist.

         Upon the happening of a default (other than a Payment Default) with respect to any Senior Debt, as such default or event of default is defined therein or in the instrument or agreement under which it is outstanding, and upon written notice thereof given to the Company and the Trustee by any holders of such Senior Debt or their representative (a "Payment Notice"), then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist or the representative gives its written approval, no payment shall be made by or on behalf of the Company on account of principal of or interest on the Notes or to acquire or repurchase any of the Notes or on account of the redemption provisions of the Notes; provided, however, that these provisions will not prevent the making of any payment for more than 179 days after the due date of the first principal or interest payment on the Notes after a Payment Notice shall have been given. Notwithstanding the foregoing, not more than one Payment Notice shall be given within a period of 360 consecutive days.

         Upon any distribution of the assets of the Company or payment on the Notes on behalf of the Company in the event of any insolvency or liquidation proceeding with respect to the Company, the holders of Senior Debt will be entitled to receive payment in full of such Senior Debt before the Holders are entitled to receive any payment on account of the principal amount or interest due with respect to the Notes.

         Because of these subordination provisions, creditors of the Company who are also holders of Senior Debt may recover more, ratably, than the Holders of the Notes.

         The subordination provisions described above will cease to be applicable to the Notes upon any legal defeasance or covenant defeasance of the Notes as described under "--Legal Defeasance or Covenant Defeasance of Indenture."

         As of June 30, 1997, the Company had outstanding Senior Debt of approximately $478 million. The foregoing amounts include only liabilities on the Company's consolidated balance sheet under GAAP; the Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture will contain limitations on the amount of additional Debt that the Company and its Subsidiaries may incur, the amounts of such Debt could be substantial and, in any case, such Debt may be Senior Debt or Debt of Unrestricted Subsidiaries (to which the Notes will be structurally subordinated). See "Certain Covenants--Limitation on Incurrence of Additional Debt and Issuances of Disqualified Capital Stock."

CERTAIN DEFINITIONS

         "Adjusted Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP, excluding (without duplication) (i) all extraordinary gains, (ii) the net income, if positive, of any other Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, (iii) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

         "Adjusted Consolidated Tangible Assets" means (without duplication), as of the date of determination, (A) the sum of (i) discounted future net cash flows from proved oil and gas reserves of the Company and its Consolidated Subsidiaries, calculated in accordance with SEC guidelines (before any state or federal income tax), as estimated by nationally recognized independent petroleum engineers in a Reserve Report dated as of a date no earlier than the Company's most recent fiscal year end (or, if such Reserve Report is unavailable, or if the date of determination is after the end of the first fiscal quarter of the most recent fiscal year of the Company, as estimated by Company engineers on the same basis as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed in writing by a report by nationally recognized independent petroleum engineers in accordance with SEC guidelines in the event of a Material Change if the amount of Adjusted Consolidated Tangible Assets is required to be computed under the Indenture),
(ii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements and
(iii) with respect to all other tangible assets of the Company or its Consolidated Subsidiaries (which are deemed to include leasehold mineral interests), the greater of (a) the net book value of such other tangible assets on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements, and (b) the appraised value, as estimated by a qualified independent appraiser, of such other tangible assets, as of a date no earlier than the date that is three years prior to the date of determination (or such later date on which the Company shall have a reasonable basis to believe that there has occurred a material decrease in value since the determination of such appraised value), minus (B) minority interests and, to the extent not otherwise taken into account in determining Adjusted
Consolidated Tangible Assets, any gas balancing liabilities of the Company and its Consolidated Subsidiaries. In addition to, but without duplication of the foregoing, for purposes of this definition, "Adjusted Consolidated Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Permitted Investment, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Tangible Assets (the
"Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Investments, (3) any sales or other dispositions of assets (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date, and (4) the TTXD Spin-off, if the TTXD Spin-off has occurred. For purposes of calculating the ratio of the Company's Adjusted Consolidated Tangible Assets to total consolidated principal amount of Debt of the Company and its Subsidiaries, Debt of a Subsidiary that is not a Wholly Owned Subsidiary of the Company (which Debt is non-recourse to the Company or any other Subsidiary of the Company or any of their assets) shall be included only to the extent of the Company's pro rata ownership interest in such Subsidiary.

         "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director or controlling shareholder of such other Person. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.

         "Asset Sale" means any direct or indirect conveyance, sale, transfer or other disposition, in one or a series of related transactions, of any of the properties, businesses or assets of the Company or any Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired; provided, however, that "Asset Sale" shall not include (a) any disposition of Receivables, Inventory or Equipment, (b) any pledge or disposition of assets (if such pledge or disposition would otherwise constitute an Asset Sale) to the extent and only to the extent that it results in the creation of a Permitted Lien (other than the creation of a Permitted Lien in connection with (i) a Dollar-Denominated Production Payment that the Company or any of its Subsidiaries does not elect to treat as Debt, (ii) a Volumetric Production Payment or (iii) a Presale of Gas, which in each case shall be treated as an Asset Sale hereunder, provided, however, that neither the contribution of a Dollar-Denominated Production Payment to a Hedging Subsidiary nor the mortgage or other encumbrance of such Dollar-Denominated Production Payment by such Hedging Subsidiary as contemplated by clause (e) of the definition of "Permitted Liens" shall constitute an Asset Sale), or (c) conveyances, sales, transfers or other dispositions in connection with a Drilling Program.

         "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of 13 3/4% per annum) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Bankruptcy Law" means Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

         "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

         "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

         "Business Day" means a day that is not a Legal Holiday.

         "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant, or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

         "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including, without limitation, each class of common stock and preferred stock of such Person if such Person is a corporation, and each general and limited partnership interest or other equity interest of such Person, if such Person is a partnership.

         "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

         "cash" means U.S. Legal Tender.

         "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds, including those of the Trustee, that invest solely in United States dollars and securities of the types described in clauses (a) through (e) preceding, (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) preceding, provided that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred in the ordinary course of business, (h) deposits with any Eligible Institution, (i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

         "Change of Control" means (i) the liquidation or dissolution of, or the adoption of a plan of liquidation by, the Company, or (ii) any transaction, event or circumstance pursuant to which any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than John R. Stanley (or his heirs, his estate, or any trust in which he or his immediate family members have, directly or indirectly, a beneficial interest in excess of 50%) and his Subsidiaries or the TEC Indenture Trustee, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50%, on a fully diluted basis, of the total voting power of the Company's then outstanding Voting Stock, unless, at the time of the occurrence of an event specified in clauses
(i) or (ii), the Notes have a current rating issued by a Rating Agency; provided, however, that if, at any time within the period commencing on the date that is immediately prior to the date of the first public announcement of such event and ending on, but not including, the date that is 90 days after occurrence of such event (which period shall be deemed to be extended so long as prior to the end of such 90-day period and continuing thereafter the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency) either (a) the Notes are downgraded by either Rating Agency to a rating at least one gradation (including a change within rating categories, e.g., a decline in rating from BB+ to BB, or from B to B-) below that which existed on the date immediately prior to the date of the first public announcement of such an event, or (b) either Rating Agency withdraws its rating of the Notes, then, in either case, such event shall be a "Change of Control."

         "Common Stock" means the common stock, $0.01 par value per share, of the Company, now or hereafter issued, or any reclassification thereof.

         "Consolidated EBITDA" of any Person for any period, unless otherwise defined herein, means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provision for income taxes for such period for such Person and its Consolidated Subsidiaries, (ii) depreciation, depletion, and amortization of such Person and its Consolidated Subsidiaries for such period, and (iii) Consolidated Fixed Charges of such Person for such period, determined, in each case, on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of such Person (attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period) for the Reference Period to (ii) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to discontinued operations and businesses on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (a) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (b) the incurrence of any Debt or issuance of Disqualified Capital Stock (and the application of the proceeds therefrom) or the retirement of any Debt or Disqualified Capital Stock during the Reference Period or subsequent thereto and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (c) Consolidated Interest Expense attributable to any Debt (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Consolidated Subsidiaries is a party to a Swap Obligation (that remains in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (d) Consolidated EBITDA and Consolidated Fixed Charges of any Person shall be calculated by giving pro forma effect to the TTXD Spin-off as if such transaction had occurred on the first day of the Reference Period, but only if such transaction occurred during the Reference Period.

         "Consolidated Fixed Charges" of any Person for any period means (without duplication) the sum of (i) Consolidated Interest Expense of such Person for such period, (ii) dividend requirements of such Person and its Consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation, and (iii) fees paid, accrued, or scheduled to be paid or accrued during such period by such Person and its Consolidated Subsidiaries in respect of performance bonds or other guarantees of payment. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective Federal, state, local, and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Fixed Charges.

         "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest (without duplication), whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period in respect of all Debt of such Person and its Consolidated Subsidiaries (including (i) amortization of deferred financing costs and original issue discount and non-cash interest payments or accruals, (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, and (iii) all commissions, discounts, other fees, and charges owed with respect to letters of credit and banker's acceptance financing and costs associated with Swap Obligations, in each case to the extent attributable to such period, but excluding any interest accrued on intercompany payables for taxes to the extent the liability for such taxes has been assumed by TransAmerican pursuant to the Tax Allocation Agreement) determined on a consolidated basis in accordance with GAAP. For purposes of this definition,
(x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and (y) Consolidated Interest Expense attributable to any Debt represented by the guarantee by such Person or a Consolidated Subsidiary of such Person other than with respect to Debt of such Person or a Consolidated Subsidiary of such Person shall be deemed to be the interest expense attributable to the item guaranteed.

         "Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP, excluding (without duplication) (i) all extraordinary, unusual and nonrecurring gains, (ii) the net income, if positive, of any other Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period or earned during the immediately preceding period and not distributed during such period, (iii) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (iv) the net income, if positive, of any Consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Consolidated Subsidiary.

         "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

         "Continuing Operations" means the aggregate of the operations of the TransTexas Entities after giving effect to the sale by the Company of the stock of TTC.

         "Debt" means, with respect to any Person, without duplication, (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit, (c) representing the deferred and unpaid balance of the purchase price of any property acquired by such Person or services received by such Person, other than long-term service contracts or supply contracts which require minimum periodic payments and other than any such balance that represents an account payable or other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the Incurrence thereof, which account is not overdue by more than 150 days, unless such account payable is being contested in good faith or has been extended, (d) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations, (e) for the payment of money relating to a Capitalized Lease Obligation, (f) the Attributable Debt associated with any Sale and Leaseback Transaction, or (g) Dollar-Denominated Production Payments that the Company or any of its Subsidiaries elect to treat as Debt (excluding all other Permitted Production Payment Obligations); (ii) reimbursement obligations of such Person with respect to letters of credit; (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability), but excluding liabilities arising by reason of endorsements, with recourse, of negotiable and similar instruments for purposes of deposit or collection in the ordinary course of business; (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause (i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Debt shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter); and (v) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv) regardless of whether between or among the same parties.

         "Default" means an event or condition, the occurrence of which is, or with the lapse of time or giving of notice or both would be, an Event of Default.

         "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the Stated Maturity.

         "Dollar-Denominated Production Payment" means production payment obligations recorded as liabilities in accordance with GAAP, together with all obligations and undertakings in connection therewith.

         "Drilling Agreement" means a drilling and services agreement between the Company and TTXD relating to the provision of such services at market rates by TTXD to the Company upon the terms approved by the Board of Directors of each of TTXD and the Company, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

         "Drilling Program" means any arrangement between the Company or any Subsidiary of the Company and another Person pursuant to which (i) such Person agrees (a) to drill, complete or perform operations to enhance recovery from, a well or wells on mineral interests owned by the Company or such Subsidiary or
(b) to pay all or a portion of the costs incurred in connection with of drilling, completing or performing such other operations (or to reimburse the Company or such Subsidiary for payment of such costs within six months of the incurrence thereof) and (ii) the Company or such Subsidiary agrees to convey or assign to such person an interest in such well or wells in accordance with clause (l) of the definition of "Permitted Liens."

         "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated "A" (or higher) according to Moody's or S&P at the time as of which any Investment or rollover therein is made.

         "Equipment" means and includes, as to any Person, all of such Person's now owned or hereafter acquired Vehicles, drilling rigs, workover rigs, fracture stimulation equipment, well site compressors, rolling stock and related equipment and other assets accounted for as equipment by such Person on its financial statements, all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "Exchange Assets" means assets acquired by the Company or any Subsidiary of the Company in exchange for assets of the Company or such Subsidiary in connection with an Asset Sale, which acquired assets include proved reserves with a value that, together with the cash or Cash Equivalents therefor by the Company or such Subsidiary, is equal to or greater than the value of the proved reserves included in the properties disposed of by the Company or such Subsidiary in connection with such Asset Sale; except, that during any fiscal year the Company or any of its Subsidiaries can collectively acquire assets (other than proved reserves, cash or Cash Equivalents) with a fair market value of up to $40 million in exchange for assets of the Company or such Subsidiaries with proved reserves, and such assets acquired by the Company or such Subsidiaries shall constitute "Exchange Assets" hereunder.

         "GAAP" means generally accepted accounting principles as in effect in the United States on the Issue Date applied on a basis consistent with that used in the preparation of the audited financial statements of the Company included in the Company's annual report on Form 10-K for the year ended January 31, 1997.

         "Gas Purchase Agreement" means the Interruptible Gas Sales Terms and Conditions between TARC and the Company, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not adverse to the Holders of the Notes in any material respect.

         "Hedging Subsidiary" means a Subsidiary of the Company engaged solely in the business of facilitating Permitted Hedging Transactions for the benefit of the Company or any of its Subsidiaries.

         "Hydrocarbons" means oil, natural gas, condensate, and natural gas liquids.

         "Independent Director" means an individual that is not and has not been affiliated (other than as a director of TransAmerican or any of its past or present Subsidiaries) with, and is not and has not been a Related Person (other than solely as a director of TransAmerican or one of its past or present Subsidiaries) with respect to, John R. Stanley, TransAmerican or the Company or its Subsidiaries.

         "Intercompany Loan Redemption" means a redemption by the Company of all or a portion of the principal of the TransTexas Intercompany Loan, together with payment of accrued and unpaid interest, if any, to and including the date of such redemption.

         "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates.

         "Inventory" means and includes, as to any Person, all of such Person's now owned or hereafter acquired casing, drill pipe and other supplies accounted for as inventory by such Person on its financial statements (excluding any Hydrocarbons), all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

         "Investment" by any Person in any other Person means (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan, or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or other liability of such other Person; (d) the entering into of any Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

         "Investment Grade Rating" means, with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

         "Issue Date" means the date of first issuance of the Securities under the Indenture.

         "Junior Debt" means Debt of the Company or any Subsidiary of the Company that is subordinate or junior in right of payment to the Notes in the event of a liquidation, dissolution or other winding up of the Company or any insolvency or bankruptcy of the Company.

         "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, regardless of whether filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

         "Material Change" means an increase or decrease of more than 10% since the then most recent Reserve Report in the discounted future net cash flows (excluding changes that result from changes in prices) from proved oil and gas reserves of the Company and its Consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions since the then most recent Reserve Report of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports have been prepared by such independent petroleum engineers within twelve months of the acquisition, (ii) any reserves added since the then most recent Reserve Report attributable to the drilling or recompletion of wells not included in previous reserve estimates, and (iii) any disposition of properties existing on the date of the then most recent Reserve Report that have been disposed of.

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Net Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock, the aggregate net cash proceeds received by the Company from the sale of Qualified Capital Stock (other than to a Subsidiary) after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Debt of the Company for or into shares of Qualified Capital Stock of the Company, the net book value of such outstanding securities as adjusted on the books of the Company or Debt of the Company to the extent recorded in accordance with GAAP, in each case, on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Debt or securities to the Company upon such exchange, exercise, conversion or surrender and less (i) any and all payments made to the holders of such Debt or securities and (ii) all other expenses incurred by the Company in connection therewith; in each case insofar as such payments or expenses are incident to such exchange, exercise, conversion or surrender).

         "Net Working Capital" means (i) all current assets of the Company and its Consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its Consolidated Subsidiaries, except current liabilities that are Debt, each item to be determined in conformity with GAAP.

         "Net Worth" of any Person means, at any date of determination, stockholders' equity as set forth in the most recently available quarterly or annual consolidated balance sheet of such Person and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts included therein attributable to Disqualified Capital Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock (not otherwise deducted from stockholders' equity), and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person or any of its Subsidiaries, each item to be determined in conformity with GAAP.

         "New Property" means real or personal property acquired by the Company or any of its Subsidiaries after the Issue Date.

         "NNM" means the Nasdaq National Market.

         "Obligor" means the Company.

         "Office Leases" means the existing leases of office space at 1300 North Sam Houston Parkway East, Houston, Texas 77032-2949.

         "Permitted Hedging Transactions" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by the Company or any of its Subsidiaries as part of the normal business operations of the TransTexas Entities as a risk-management strategy or hedge against adverse changes in prices of oil, natural gas, or natural gas liquids; provided, that such transactions do not, on a monthly basis, relate to more than 90% of the TransTexas Entities' average net natural gas production per month from Continuing Operations for the most recent three-month period measured at the time of such incurrence; and provided, further, that, at the time of such transaction (i) the counter party to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating or that has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating or (ii) such counter party's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating.

         "Permitted Investment" means, when used with reference to the Company or its Subsidiaries, (i) trade credit extended to persons in the ordinary course of business; (ii) purchases of Cash Equivalents; (iii) Investments by the Company or its Wholly Owned Subsidiaries in Wholly Owned Subsidiaries of the Company that are engaged in Related Businesses; (iv) Swap Obligations; (v) the receipt of Capital Stock in lieu of cash in connection with the settlement of litigation or a claim in a bankruptcy or insolvency proceeding; (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $3,000,000 in the aggregate outstanding at any time; (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) an Investment in Capital Stock resulting from an Asset Sale described in subparagraph (viii) of the second paragraph under the caption " -- Certain Covenants -- Limitation on Asset Sales"; (ix) an Investment in one or more Unrestricted Subsidiaries of the Company in an aggregate amount not in excess of $25,000,000 (net of returns on investment) less the amount of any Unrestricted Non-Recourse Debt outstanding of TransTexas or any of its Subsidiaries; (x) Investments and expenditures made in the ordinary course of business by the Company or its Subsidiaries, and of a nature that is or shall have become customary in, the oil and gas business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries), provided that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas
(1) all Debt of such joint venture (other than a joint venture that is an Unrestricted Subsidiary) which would not otherwise constitute Debt of one of the TransTexas Entities shall be deemed Debt of the Company in proportion to its direct or indirect ownership interest in such joint venture and (2) such joint venture shall be reasonably calculated to enhance the value of the reserves of the TransTexas Entities or the marketability of production from such reserves; (xi) a guaranty by any Subsidiary of the Company permitted under clause (f) of the covenant described under the caption " -- Certain Covenants -- Limitation on Incurrence of Additional Debt and Issuances of Disqualified Capital Stock"; (xii) deposits permitted by of the definition of "Permitted Liens" or any extension, renewal, or replacement of any of them; (xiii) capital contributions by the Company to TTXD or to a joint venture, a partnership, a limited liability company or a similar entity of the Company's drilling and energy services business and pipeline services business and related assets;
(xiv) the TTXD Equity Investment (in addition to any contribution by the Company pursuant to clause (xiii) preceding); (xv) [intentionally omitted];
(xvi) guarantees by the Company of Debt of TTXD to the extent that such Debt relates to assets contributed to TTXD pursuant to clause (xiii) hereof; (xvii) other Investments, not in excess of $5,000,000 at any time outstanding; (xviii) a capital contribution by TTXD of any or all of its assets to a joint venture, a partnership, a limited liability company or a similar entity; or (xix) loans made (a) to officers, directors and employees of the Company or any of its Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable, and (b) to refinance loans, together with accrued interest thereon, made pursuant to this clause (xix), in the case of each of (a) and (b) of this clause (xix) not in excess of $3,000,000 in aggregate principal amount outstanding at any one time.

         "Permitted Liens" means (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided that (i) the underlying obligations are not overdue for a period of more than 90 days, or
(ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) pledges of assets or deposits of cash or Cash Equivalents to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, appeal bonds, supersedeas bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds); (d) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions; (e) pledges of assets, including, without limitation, any mortgage or other encumbrance of a production payment by a Hedging Subsidiary, to secure margin obligations, reimbursement obligations or letters of credit in connection with Permitted Hedging Transactions, provided that, at the time such pledge is made (or, if such pledge secures future Permitted Hedging Transactions, at the time any such Permitted Hedging Transaction is entered into), the maximum aggregate exposure under such Permitted Hedging Transactions does not exceed the greater of (i) $25,000,000 or (ii) 10% of the SEC PV10 indicated on the Company's then most recent Reserve Report; (f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (h) Liens securing Debt or other obligations not in excess of $3,000,000 and Liens existing on the Issue Date that were Permitted Liens under the Series A/B Indenture; (i) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance; (j) Liens granted on Equipment, Inventory or Receivables; (k) Liens granted in connection with the Presale of Gas; (l) Liens created on acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure the Company's obligations thereunder, provided that (i) such obligations are limited to a percentage of production from such wells, (ii) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the reimbursable costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (iii) such Liens secure obligations that are nonrecourse to the Company and its Subsidiaries; (m) Liens on the assets of any entity existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise, so long as such Liens
(i) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or such Subsidiary and (ii) do not extend to any other assets of the Company or any of its Subsidiaries; (n) any extension, renewal, or replacement of Liens created pursuant to any of clauses (a) through (m) or
(o) through (u) of this definition, provided that such Liens would have otherwise been permitted under such clauses, and further provided that the Liens permitted by this clause (n) do not secure any additional Debt or encumber any additional property; (o) Liens securing (i) Royalty Payment Obligations and (ii) Permitted Production Payment Obligations; (p) Liens on any of the assets of any of the Subsidiaries of the Company in favor of another TransTexas Entity; (q) Liens that secure Unrestricted Non-Recourse Debt; provided, however, that at the time of incurrence the aggregate fair market value of the assets securing such Unrestricted Non-Recourse Debt

(exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of Unrestricted Non-Recourse Debt at the time permitted hereunder; (r) Liens on the proceeds of any property subject to a Permitted Lien or on deposit accounts containing any such proceeds; (s) Liens (including renewals and extensions thereof) on New Property, provided, however, that (i) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost, including costs and fees related to the financing thereof, (iii) any such Lien shall not extend to or cover any property or assets other than such item of New Property and any improvements on such New Property; (t) Liens that secure Senior Debt, whether in whole or part thereof; and (u) Liens securing Debt on any one or more of the following properties: (i) the land and improvements now or hereafter located at 1300 North Sam Houston Parkway East, Houston, Texas,
(ii) the land and improvements, now known as "TransTexas Gas Corporation," now or hereafter located on U.S. Highway 359 in Webb County, Texas, and (iii) the land and improvements, now known as "TransTexas Gas Corporation," now or hereafter located approximately two miles west of Zapata, Texas, on Farm-to-Market Road 496 in Zapata County, Texas.

         "Permitted Production Payment Obligations" means Volumetric Production Payments and Dollar-Denominated Production Payments, each as permitted to be made hereunder, and similar burdens on the property of the Company or any Subsidiary of the Company to the extent such burdens are limited in recourse to
(x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties, and (z) the proceeds of such Hydrocarbons.

         "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

         "Post-Commencement Amounts" means all interest and fees accrued or accruing after the commencement of any proceeding initiated under any Bankruptcy Law in accordance with and at the contract rate (including, without limitation, any non-usurious rate applicable upon default) and all premiums, expenses (including costs of collection), indemnities and other amounts that would have accrued or been incurred after the commencement of any such proceeding in any case as specified in any agreement or instrument creating, evidencing, or governing any Senior Debt, whether or not, pursuant to applicable law or otherwise, the claim for such interest, fees, premiums, expenses, indemnities or other amounts is allowed and non-avoidable as a claim in such proceeding.

         "Preferred Stock" means, with respect to any corporation, any class or classes (however designated) of Capital Stock of such Person that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation over shares of Capital Stock of any other class of such corporation.

         "Presale of Gas" means any advance payment agreement or other arrangement covering deliveries of Hydrocarbons for a period exceeding 31 days pursuant to which the Company or its Subsidiaries, having received full payment of the purchase price for a specified quantity of Hydrocarbons more than 31 days prior to the date of first delivery, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons to the purchaser of such Hydrocarbons pursuant to and during the term of such agreement or arrangement; provided, however, that the term "Presale of Gas" shall not include (i) a transaction to the extent and only to the extent that it results in the creation of any Permitted Lien under clauses (l) or (o) of the definition of "Permitted Liens," (ii) Permitted Hedging Transactions or (iii) an Asset Sale involving Hydrocarbon reserves.

         "principal" of any Debt (including the Securities) means the principal of such Debt plus, without duplication, any applicable premium, if any, on such Debt.

         "property" means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "Public Equity Offering" means an underwritten public offering by a nationally recognized member of the National Association of Securities Dealers of Qualified Capital Stock of the Company pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

         "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

         "Rating Agency" means each of Moody's and S&P or, if Moody's or S&P shall have ceased to be a "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or shall have ceased to make publicly available a rating on any outstanding securities of any company engaged primarily in the oil and gas business, such other organization or organizations, as the case may be, then making publicly available a rating on the Notes as is selected by the Company.

         "Receivables" means and includes, as to any Person, any and all of such Person's now owned or hereafter acquired "accounts" as such term is defined in Article 9 of the Uniform Commercial Code in the State of New York, all products and proceeds thereof, and all books, records, ledger cards, files, correspondence, and computer files, tapes, disks or software that at any time evidence or contain information relating to the foregoing.

         "Record Date" means a Record Date specified in the Securities regardless of whether such Record Date is a Business Day.

         "Reference Period" with regard to any Person means the four full fiscal quarters of such Person ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

         "Registration Rights Agreement" means the registration rights agreement of even date herewith between the Company and the original purchasers of the Series C Notes.

         "Reimbursement and Credit Facility" means the Reimbursement and Credit Agreement dated January 25, 1996, pursuant to which a third party caused a $20 million letter of credit to be issued to collateralize a supersedeas bond on behalf of the Company, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

         "Related Business" means (i) the exploration for, acquisition of, development of, production, transportation, gathering, and processing (in connection with natural gas and natural gas liquids only) of crude oil, natural gas, condensate and natural gas liquids; provided that the term "Related Business" shall not include any refining or distilling of Hydrocarbons other than processing and fractionating natural gas and natural gas liquids, (ii) the drilling and energy services business and pipeline services business or (iii) owning and operating a Hedging Subsidiary.

         "Related Person" means (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary of the Company or any officer, director, or employee of the Company or any Subsidiary of the Company or of such Person,
(ii) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member, or other relative, and (iii) any trust in which any Person described in clause (i) or (ii), above, is a fiduciary or has a beneficial interest. For purposes of this definition the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) the beneficial ownership of 10% or more of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (regardless of whether presently exercisable).

         "Related TTXD Business" means the drilling and energy services business and pipeline services business.

         "Reserve Report" means a report prepared by independent petroleum engineers with respect to Hydrocarbon reserves in accordance with guidelines published by the SEC.

         "Restricted Investment" means any direct or indirect Investment by the Company or any Subsidiary of the Company other than a Permitted Investment.

         "Restricted Payment" means, with respect to any Person, (i) any Restricted Investment, (ii) any dividend or other distribution on shares of Capital Stock of such Person, (iii) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition or defeasance, in whole or in part, of any Junior Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Junior Debt; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of an issuer solely in shares of Qualified Capital Stock of such issuer that is at least as junior in ranking as the Capital Stock on which such dividend, distribution or other payment is to be made, (ii) any dividend, distribution or other payment to the Company, or any of its directly or indirectly owned Subsidiaries, by any of its Subsidiaries, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of any Junior Debt of such Person payable solely in shares of Qualified Capital Stock of such Person, (iv) any payments or distributions made pursuant to and in accordance with the Transfer Agreement, the Drilling Agreement, the Gas Purchase Agreement, the TEC Registration Rights Agreement, the Services Agreement, the Office Leases or the Tax Allocation Agreement, (v) any Investment by the Company in, or distribution by the Company on, its Capital Stock pursuant to share repurchases or dividends on its Capital Stock as described in the Offering Circular dated June 5, 1997, relating to the offer by TransAmerican Energy Corporation of its 11 1/2% Senior Secured Notes due 2002 and of its 13% Senior Secured Discount Notes due 2002 in an aggregate amount not to exceed $400 million, (vi) the redemption, purchase, retirement or other acquisition of any Junior Debt with the proceeds of any refinancing Debt permitted to be incurred pursuant to clause (j) of the covenant described under the caption " -- Certain Covenants -- Limitation on Incurrence of Additional Debt and Issuances of Disqualified Capital Stock"; (vii) any transfer, dividend or other distribution by the Company of assets, including, without limitation, shares of Capital Stock of TTXD, in connection with the TTXD Spin-off, (viii) the purchase by the Company of shares of Capital Stock of TARC, the Company or TTXD in connection with the Company's employee benefit plans, including without limitation any employee stock ownership plans or any employee stock option plans, in an aggregate amount not to exceed seven percent of the aggregate market value of the voting stock held by non- affiliates of the issuer measured from the date of the first such purchase; and (ix) any redemption, defeasance, repurchase or other retirement for value of the Senior Notes by the Company.

         "Royalty Payment Obligations" means (i) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, and reversionary interests, (ii) the interests of others in pooling or unitization agreements, production sales contracts and operating agreements, (iii) Liens arising under, in connection with or related to farm-out, farm-in, joint operating, pooling, unitization or area of mutual interest agreements or other similar or customary arrangements, agreements or interests, and (iv) similar burdens on the property of the Company or any Subsidiary of the Company; each as incurred in the ordinary course of business and to the extent such burdens are limited in recourse to (x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties, and (z) the proceeds of such Hydrocarbons.

         "S&P" means Standard & Poor's Corporation, Inc. and its successors.

         "Sale and Leaseback Transaction" means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby the Company or a Subsidiary of the Company transfers such property to a Person and leases it back from such Person.

         "SEC" means the Securities and Exchange Commission.

         "SEC PV10" means the standardized measure of future net cash flows discounted at 10%, determined in all material respects in accordance with the rules and regulations of the SEC, including the assumption of the continuation of existing economic conditions and estimated by applying period-end gas and condensate prices, adjusted for future price changes as allowed by contract, to estimated future production of period-end proved reserves.

         "Securities" means the Notes.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Securityholder" means the Person in whose name a Note is registered on the Registrar's book.

         "Senior Debt" means all Debt of the Company, including, without limitation, the TransTexas Intercompany Loan, now or hereafter created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof or of any part thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including Post- Commencement Amounts), unless the instrument governing such Debt expressly provides that such Debt is not senior or superior in right of payment to the Notes. Notwithstanding the foregoing, Senior Debt of the Company shall not include (i) Debt evidenced by the Notes, (ii) Debt of the Company to any Subsidiary of the Company or to any Unrestricted Subsidiary of the Company, or (iii) any amounts payable or other Debt to trade creditors created, incurred, assumed or guaranteed by the Company or any Subsidiary of the Company in the ordinary course of business in connection with obtaining goods or services.

         "Senior Notes" means the 11 1/2% Senior Secured Notes due 2002 of the Company, as supplemented from time to time in accordance with the terms of the indenture pursuant to which they were issued, as such indenture may be amended or supplemented from time to time in accordance with its terms.

         "Series A/B Indenture" means the indenture, dated as of December 13, 1996, as amended or supplemented from time to time in accordance with the terms thereof, by and between the Company and the Trustee, as trustee, relating to the Series A/B Notes.

         "Series A/B Notes" means the 13 1/4% Series A Senior Subordinated Notes due 2003 and the 13 1/4% Series B Senior Subordinated Notes due 2003 of the Company.

         "Series C Notes" and "Series D Notes" mean the 13 3/4% Series C Senior Subordinated Notes due 2001 and the 13 3/4% Series D Senior Subordinated Notes due 2001 of the Company.

         "Services Agreement" means the Services Agreement among the Company, TransAmerican and other Subsidiaries of TransAmerican as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

         "Stated Maturity," when used with respect to any Note, means December 31, 2001.

         "Subordinated Debt" means Debt of any Person that (i) requires no payment of principal prior to or on the date on which all principal of and interest on the TransTexas Intercompany Loan is paid in full and (ii) is subordinate and junior in right of payment to the TransTexas Intercompany Loan in the event of liquidation.

         "Subsidiary," with respect to any Person, means (i) a corporation with respect to which such Person or its Subsidiaries owns, directly or indirectly, at least fifty percent of such corporation's Capital Stock with voting power, under ordinary circumstances, to elect directors, or (ii) a partnership in which such Person or a subsidiary of such

Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such other Person; provided, however, that "Subsidiary" shall not include any Unrestricted Subsidiary of such Person, except for purposes of the covenant described under " -- Certain Covenants -- Limitation on Transactions with Related Persons."

         "Swap Obligation" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in (x) interest rates with respect to Debt Incurred and which shall have a notional amount no greater than 105% of the principal amount of the Debt being hedged thereby, or (y) currency exchange rate fluctuations.

         "TARC" means TransAmerican Refining Corporation, a Texas corporation.

         "Tax Allocation Agreement" means the Tax Allocation Agreement, dated as of August 24, 1993, among TNGC Holdings Corporation, the Company, and other subsidiaries, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

         "TEC" means TransAmerican Energy Corporation, a Delaware corporation.

         "TEC Indenture" means the indenture, dated as of June 13, 1997, by and between TEC and Firstar Bank of Minnesota, N.A., as trustee, relating to the TEC Notes.

         "TEC Indenture Trustee" means the trustee under the TEC Indenture.

         "TEC Notes" means TEC's 11 1/2% Senior Secured Notes due 2002 and 13% Senior Secured Discount Notes due 2002, issued pursuant to the TEC Indenture.

         "TEC Registration Rights Agreements" means the agreements in connection with the registration under federal securities laws of (i) the TEC Notes and (ii) the capital stock of TARC, the Company and TTXD pledged or to be pledged to the TEC Indenture Trustee, in each case between TEC and the TEC Indenture Trustee, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

         "TransAmerican" means TransAmerican Natural Gas Corporation, a Texas corporation.

         "Transfer Agreement" means the Transfer Agreement, dated as of August 24, 1993, among TransAmerican, the Company, TTC and John R. Stanley, as in effect on the Issue Date and as amended from time to time, provided that any such amendment is not materially adverse to the Holders of the Notes.

         "TransTexas Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the book value of all accounts receivable owned by the Company and its Subsidiaries (excluding any accounts receivable that are more than 90 days past due, less, without duplication, the allowance for doubtful accounts attributable to such current accounts receivable) calculated on a consolidated basis and in accordance with GAAP and (b) 70% of the current market value of all inventory owned by the Company and its Subsidiaries as of such date. To the extent that information is not available as to the amount of accounts receivable as of a specific date, the Company may utilize, to the extent reasonable, the most recent available information for purposes of calculating the TransTexas Borrowing Base.

         "TransTexas Entities" means the Company and each of its Subsidiaries.

         "TransTexas Intercompany Loan" means the senior secured promissory note from the Company to TARC in the principal amount of $450 million together with any renewals or extensions thereof.

         "TransTexas Security Documents" means, collectively, (i) any and each mortgage, deed of trust, assignment, assignment of production, security agreement, pledge agreement, financing statement and each other agreement relating to the pledge of assets at any time securing all or any part of the TransTexas Intercompany Loan (and/or all or any portion of the obligations of a guarantor of all or any part of the TransTexas Intercompany Loan under any guarantee described in the following clause (ii)), and (ii) any and each guarantee, now existing or hereafter executed, of all or any part of the obligations of the Company under the TransTexas Intercompany Loan.

         "TTC" means TransTexas Transmission Corporation, a Delaware corporation.

         "TTXD" means TransTexas Drilling Services, Inc., a Delaware corporation, which on the Issue Date is a Subsidiary of the Company, or a newly formed corporation that is initially a Wholly Owned Subsidiary of TransTexas, formed for the purpose of receiving the Investments described under clauses
(xiii) or (xiv) of the definition of "Permitted Investment."

         "TTXD Entities" means TTXD and each of its Subsidiaries.

         "TTXD Equity Investment" means an equity Investment by the Company in TTXD in an aggregate amount not in excess of $75 million.

         "TTXD Spin-off" means (i) the transfer of all or a portion of the drilling and integrated services business and pipeline services business and related assets from the Company to TTXD and (ii) a dividend of shares of common stock of TTXD to holders of the Company's common stock or any other transaction that in either case would result in the Company being the beneficial owner of less than 50% of the common stock of TTXD.

         "Unrestricted Non-Recourse Debt" of the Company or any of its Subsidiaries means (i) Debt of such Person that is secured solely (other than with respect to the following clause (ii)) by a Lien upon the stock of an Unrestricted Subsidiary of such Person and as to which there is no recourse (other than with respect to the following clause (ii)) against such Person or any of its assets other than against such stock (and the dollar amount of any Debt of such Person as described in this clause (i) shall be deemed to be zero for purposes of all other provisions of this Indenture) and (ii) guarantees of the Debt of Unrestricted Subsidiaries of such Person; provided, that the aggregate of all Debt of the Company or any of its Subsidiaries Incurred and outstanding pursuant to clause (ii) of this definition, together with all Permitted Investments (net of any return on such Investment) in Unrestricted Subsidiaries of such Person, does not exceed $25 million plus in the case of clause (ii) preceding, Restricted Payments permitted to be made pursuant to
Section 4.3.

         "Unrestricted Subsidiary" of any Person means any other Person ("Other Person") that would, but for this definition of "Unrestricted Subsidiary," be a Subsidiary of such Person organized or acquired after the Issue Date as to which all of the following conditions apply: (i) neither such Person nor any of its other Subsidiaries provides credit support of any Debt of such Other Person (including any undertaking, agreement or instrument evidencing such Debt), other than Unrestricted Non-Recourse Debt; (ii) such Other Person is not liable, directly or indirectly, with respect to any Debt other than Unrestricted Subsidiary Debt; (iii) neither such Person nor any of its Subsidiaries has made an Investment in such Other Person unless such Investment was permitted by the provisions of Section 4.3; and (iv) the Board of Directors of such Person, as provided below, shall have designated such Other Person to be an Unrestricted Subsidiary on or prior to the date of organization or acquisition of such Other Person. Any such designation by the Board of Directors of such Person shall be evidenced to the Trustee by delivering to the Trustee a resolution thereof giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of any Person may designate any Unrestricted

Subsidiary of such Person as a Subsidiary of such Person; provided that (a) if the Unrestricted Subsidiary has any Debt outstanding or is otherwise liable for any Debt or has a negative Net Worth, then immediately after giving pro forma effect to such designation, such Person could incur at least $1.00 of additional Debt pursuant to the provisions of the second paragraph of the covenant described under the caption " -- Certain Covenants -- Limitation on Incurrences of Additional Debt and Issuances of Disqualified Capital Stock" (assuming, for purposes of this calculation, that each dollar of negative Net Worth is equal to one dollar of Debt), (b) all Debt of such Unrestricted Subsidiary shall be deemed to be incurred by a Subsidiary of the Person on the date such Unrestricted Subsidiary becomes a Subsidiary, and (c) no Default or Event of Default would occur or be continuing after giving effect to such designation. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.

         "Unrestricted Subsidiary Debt" means, as to any Unrestricted Subsidiary of any Person, Debt of such Unrestricted Subsidiary (i) as to which neither such Person nor any Subsidiary of such Person is directly or indirectly liable (by virtue of such Person or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Debt), unless such liability constitutes Unrestricted Non-Recourse Debt and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder (other than the Company or any Subsidiary of the Company) of any Debt of such Person or any Subsidiary of such Person to declare, a default on such Debt of such Person or any Subsidiary of such Person or cause the payment thereof to be accelerated or payable prior to its stated maturity, unless, in the case of this clause (ii), such Debt constitutes Unrestricted Non-Recourse Debt.

         "U.S. Government Obligations" means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

         "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         "Vehicles" means all trucks, automobiles, trailers and other vehicles covered by a certificate of title.

         "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertaking and obligations in connection therewith.

         "Voting Stock" means Capital Stock of the Company having generally the right to vote in the election of directors of the Company.

         "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

         "Wholly Owned Subsidiary" means, with respect to any Person, at any time, a Subsidiary of such Person, all of the Capital Stock of which (except any director's qualifying shares) is at the time owned directly or indirectly by such Person.

CERTAIN COVENANTS

         The Indenture contains, among others, the following covenants:

         Repurchase of Notes at the Option of the Holder Upon a Change of Control. In the event that a Change of Control occurs, each Holder of Notes will have the right, at such Holder's option, subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date that is no later than 60

Business Days after the occurrence of such Change of Control (the date on which the repurchase is effected being referred to herein as the "Change of Control Payment Date"), at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (the "Change of Control Purchase Price"), to and including the Change of Control Payment Date.

         The Company will notify the Trustee within five Business Days after each date upon which the Company knows, or reasonably should know, of the occurrence of a Change of Control. Within 20 Business Days after the Company knows, or reasonably should know, of the occurrence of each Change of Control, the Company will make an irrevocable, unconditional offer (a "Change of Control Offer") to the Holders of Notes to purchase all of the Notes at the Change of Control Purchase Price by sending written notice of a Change of Control Offer, by first class mail, to each Holder at its registered address, with a copy to the Trustee. The notice to Holders will contain all instructions and materials required by applicable law and will contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Change of Control Offer.

         On or before the Change of Control Payment Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer prior to the close of the third Business Day prior to the Change of Control Payment Date, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price (including accrued and unpaid interest) of all Notes so tendered, and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (including accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

         To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules, and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of Holders upon a Change of Control and, if such laws, rules and regulations require or prohibit any action inconsistent with the foregoing, compliance by the Company with such laws, rules and regulations will not constitute a breach of the Company's obligations with respect to the foregoing.

         Limitation on Restricted Payments. The Company will not make, directly or indirectly, any dividend or other distribution on shares of Capital Stock of the Company or make any payment on account of the purchase, redemption, or other acquisition or retirement for value of any such shares of Capital Stock (except to any of its Subsidiaries) unless such dividends, distributions or payments are made in cash or Qualified Capital Stock or a combination thereof, except in connection with the TTXD Spin-off. In addition, the Company will not make, directly or indirectly, any Restricted Payment, if, at the time or after giving effect thereto on a pro forma basis, (a) the Consolidated Fixed Charge Coverage Ratio does not exceed 2 to 1, (b) the Company's Adjusted Consolidated Net Tangible Assets are not equal to or greater than 125% of the total consolidated principal amount or accreted value, as the case may be, of Debt of the Company and its Subsidiaries (excluding, for purposes of the calculation of Debt, any Swap Obligations), (c) a Default or an Event of Default would occur or be continuing, or (d) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including such proposed Restricted Payment and all payments that may be made pursuant to the next paragraph (if not made in cash, then the fair market value of any property used therefor) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of (i) 50% of Consolidated Net Income of the Company accrued on a cumulative basis for the period (taken as one accounting period) commencing with the first full fiscal quarter that commenced after the Issue Date, to and including the fiscal quarter ended immediately prior to the date of each calculation (or, in the event Adjusted Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), minus (ii) 100% of the amount of any write-downs, write-offs, other negative reevaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income of the Company during such period, plus (iii) the aggregate Net Proceeds received by the Company from the issuance or sale (other than to or a Subsidiary of the Company) of its Qualified Capital Stock from and after the Issue Date and on or prior to the date of such Restricted Payment, plus (iv) $10,000,000.

         Nothing in the foregoing provision will prohibit the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions.

         Limitation on Status as Investment Company or Public Utility Company. The Company will not, and will not permit any of its Subsidiaries to, become an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or a "holding company," or "public utility company" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended) or otherwise become subject to regulation under the Investment Company Act or the Public Utility Holding Company Act.


         Limitation on Transactions with Related Persons. The Company will not, and will not permit any of its Subsidiaries to, enter directly or indirectly into, or permit to exist, any transaction or series of related transactions with any Related Person (excluding any Related Person that is a form of entity customarily used in the oil and gas business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, marketing, or transporting oil or gas and is a Related Person solely because the party engaging in such transaction has the ability to control the Related Person under the definition of "control" contained within the definition of "Related Person" contained herein) (including, without limitation: (i) the sale, lease, transfer or other disposition of properties, assets or securities to such Related Person, (ii) the purchase or lease of any properties, assets or securities from such Related Person, (iii) an Investment in such Related Person (excluding Investments permitted to be made pursuant to clauses (iii), (vi), (ix), (xi), (xiii), (xiv), (xvi) or (xix) of the definition of "Permitted Investment" contained herein), and (iv) entering into or amending any contract or agreement with or for the benefit of a Related Person (each, a "Related Person Transaction")), except for (A) permitted Restricted Payments, including for this purpose the transactions excluded from the definition of Restricted Payments by the proviso contained in the definition of "Restricted Payments" contained herein, (B) transactions made in good faith, the terms of which are:
(x) fair and reasonable to the Company or such Subsidiary, as the case may be, and (y) are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons, (C) transactions between the Company and any of its Wholly Owned Subsidiaries or transactions between Wholly Owned Subsidiaries of the Company, (D) transactions pursuant to the Services Agreement, the TransTexas Intercompany Loan and any other loan from TEC to the Company permitted to be Incurred pursuant to Section
4.11 (including, without limitation, Intercompany Loan Redemptions and all other payments made thereon or with respect thereto), any one or more of the TransTexas Security Documents, the Drilling Agreement, the Gas Purchase Agreement, the TEC Registration Rights Agreement, the Transfer Agreement and the Tax Allocation Agreement, (E) the lease of office space to the Company by TransAmerican or an Affiliate of TransAmerican, provided that payments thereunder do not exceed in the aggregate $2,000,000 per year, (F) any Sale and Leaseback Transaction or other transfer to a corporate Affiliate of the Company of the Company's headquarters building located at 1300 North Sam Houston Parkway East, Houston, Texas, (G) any employee compensation arrangement in an amount which together with the amount of all other cash compensation paid to such employee by the Company and its Subsidiaries does not provide for cash compensation in excess of $1,000,000 in any fiscal year of the Company or any Subsidiary and which has been approved by a majority of the Company's Independent Directors and found in good faith by such directors to be in the best interests of the Company or such Subsidiary, as the case may be, and (H) the Company and its Subsidiaries may pay a management fee to TransAmerican in an amount not to exceed $2,500,000 per year.


         (b) Without limiting the foregoing, with respect to any Related Person Transaction or series of Related Person Transactions (other than any Related Person Transaction described in clause (A), (C), (D), (F) or (G) of
Section 4.10(a)) with an aggregate value in excess of $5,000,000, such transaction must first be approved by a majority of the Board of Directors of the Company or its Subsidiary which is the transacting party and a majority of the directors of such entity who are disinterested in the transaction pursuant to a Board Resolution, as (x) fair and reasonable to the Company or such Subsidiary, as the case may be, and (y) on terms which are at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, on an arm's length basis with Persons who are not Related Persons, and (b) with respect to any Related Person Transaction or series of Related Person Transactions (other than any Related Person Transaction described in clause (A), (C), (D), (F) or (G) of
Section 4.10(a)) with an aggregate value in excess of $10,000,000, the Company must first obtain a favorable written opinion as to the fairness of such transaction to the Company or such Subsidiary, as the case may be, from a financial point of view, from a "big 6 accounting firm" or a nationally recognized investment banking firm; provided that such opinion shall not be necessary if approval of the Board of Directors to such Related Person Transaction has been obtained after receipt of bona fide bids of at least two other independent parties and such Related Person Transaction is in the ordinary course of business.

         Limitation on Incurrences of Additional Debt and Issuances of Disqualified Capital Stock. The Company will not, and will not permit any of its Subsidiaries (other than any of the TTXD Entities after the TTXD Spin-off) to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Debt or issue any Disqualified Capital Stock (other than Capital Stock of a Subsidiary of the Company issued to the Company or a Wholly Owned Subsidiary of the Company), except (a) Debt evidenced by the Notes, (b) Debt existing on the Issue Date that was allowed to be Incurred under the Series A/B Indenture, (c) Debt evidenced, guaranteed or secured by the TransTexas Intercompany Loan or any of the TransTexas Security Documents, and any other Debt at any time owing by any of the TransTexas Entities to TEC in aggregate outstanding principal amount, when added to the then outstanding principal amount of the TransTexas Intercompany Loan, of $500 million; (d) Subordinated Debt of the Company solely to any Wholly Owned Subsidiary of the Company, or Debt of any Wholly Owned Subsidiary of the Company solely to the Company or to any Wholly Owned Subsidiary of the Company; (e) if either (i) the Phase I Completion Date (as defined in the TEC Indenture) has occurred or (ii) the Notes have a rating of BB- or better by S&P or B1 or better by Moody's, Subordinated Debt of the Company with initial net proceeds to the Company not in excess of $125 million in the aggregate; (f) any guaranty of Debt permitted by clauses (c), (e), (j), (k), (l) or (p) of Section 4.11, which guaranty shall not be included in the determination of the amount of Debt which may be Incurred pursuant to clauses (c), (e), (j), (k), (l) or (p) of Section 4.11;
(g) Debt evidenced by the Series A/B Notes; (h) Debt of the Company secured by a Permitted Lien that meets the requirements of clause (c), (d), (e), (g), (h),
(i), (l), (m), (o) or (r) of the definition of "Permitted Liens" contained herein, to the extent that such Liens would give rise to Debt under clauses
(i), (ii), or (iii) of the definition of "Debt" contained herein; (i) Unrestricted Non-Recourse Debt of the Company; (j) Debt outstanding under a working capital credit facility in aggregate principal amount not to exceed at any one time the greater of $30 million or the TransTexas Borrowing Base; (k) Debt in an aggregate principal amount outstanding not to exceed at any one time $35 million; (l) the Company may Incur Debt as an extension, renewal, replacement, or refunding of any of the Debt permitted to be Incurred under any clause of this covenant, including this clause (l) (such Debt is collectively referred to as "Refinancing Debt"), provided, that (1) the maximum principal amount of Refinancing Debt (or, if such Refinancing Debt is issued with original issue discount, the original issue price of such Refinancing Debt) permitted under this clause (l) may not exceed the lesser of (x) the principal amount of the Debt being extended, renewed, replaced, or refunded plus premium, if any, reasonable financing fees and other associated reasonable out-of-pocket expenses including consent payments, premium, if any, and related fees, in each case other than those paid to a Related Person (collectively, "Refinancing Fees"), or (y) if such Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount as of the time of the Incurrence of the Refinancing Debt plus Refinancing Fees, (2) the Refinancing Debt has a Weighted Average Life and a final maturity that is equal to or greater than the Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding, and (3) the Refinancing Debt shall rank with respect to the Notes to an extent no less favorable in respect thereof to the Holders than the Debt being refinanced; (m) Debt represented by trade payables or accrued expenses, in each case incurred on normal, customary terms in the ordinary course of business, not overdue for a period of more than 90 days (or, if overdue for a period of more than 90 days, being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto being maintained on the books of the Company in accordance with GAAP) and not constituting any amounts due to banks or other financial institutions, provided that Debt at any time permitted under this clause (m) shall not be deemed to have been Incurred until the date on which the same ceases to be permitted under this clause (m); (n) Presales of Gas; (o) Debt evidenced by the Senior Notes; (p) if either (i) the Phase I Completion Date (as defined in the TEC Indenture) has occurred or (ii) the Notes have a rating of BB- or better by S&P or B1 or better by Moody's, Debt which is secured by Liens permitted pursuant to clause (s) of the definition of "Permitted Liens" contained herein, the outstanding principal amount of which at any time does not exceed $35,000,000 in the aggregate; (q) the Attributable Debt Incurred in connection with Sale and Leaseback Transactions; (r) Debt relating to the Reimbursement and Credit Facility; (s) if either (i) the Phase I Completion Date (as defined in the Indenture) has occurred or (ii) the Notes have a rating of BB- or better by S&P or B1 or better by Moody's, Dollar-Denominated Production Payment Obligations that the Company elects to treat as Debt not to exceed $40,000,000 in the aggregate at any one time outstanding; (t) Swap Obligations of the Company; (u) letter of credit and reimbursement obligations to the extent collateralized by cash or Cash Equivalents; and (v) guarantees of Debt of TTXD to the extent that such Debt was Debt of TransTexas on the Issue Date and relates to assets contributed to TTXD pursuant to clause (xiii) of the definition of "Permitted Investment" contained herein. For purposes of determining the amount of outstanding Debt that has been Incurred pursuant to this covenant, there shall be included in each such case the principal amount then outstanding of any Debt originally Incurred pursuant to such clause and, after any refinancing or refunding of such Debt, any outstanding Debt Incurred pursuant to clause (l) of this covenant so as to refinance or refund such Debt Incurred pursuant to clause (l) of this covenant and any subsequent refinancings or refundings thereof.

         Notwithstanding the foregoing provisions, the Company may Incur Debt and may issue Disqualified Capital Stock if, at the time such Senior Debt is Incurred or such Disqualified Capital Stock is issued, (i) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such transaction on a pro forma basis, (ii) immediately after giving effect to the Consolidated Fixed Charges in respect of such Debt being Incurred and the application of the proceeds therefrom to the extent used to reduce Debt, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company for the Reference Period is greater than 2 to 1, and (iii) the Company's Adjusted Consolidated Tangible Assets are equal to or greater than 125% of the total consolidated principal amount of Debt of the Company and its Subsidiaries (excluding, for purposes of this calculation, the negative Net Worth of any Subsidiary of the Company which was formerly designated as an Unrestricted Subsidiary).

         Debt Incurred and Disqualified Capital Stock issued by any Person that is not a Subsidiary of the Company, which Debt or Disqualified Capital Stock is outstanding at the time such Person becomes, or is merged into, or consolidated with, the Company or a Subsidiary of the Company will be deemed to have been Incurred or issued, as the case may be, at the time such Person becomes, or is merged into, or consolidated with the Company or a Subsidiary of the Company.

         For the purpose of determining compliance with this covenant, (A) if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company shall have the right to determine in its sole discretion the category to which such Debt applies and will not be required to include the amount and type of such Debt in more than one of such categories and may elect to apportion such item of Debt between or among any two or more of such categories otherwise applicable, and (B) the amount of any Debt which does not pay interest in cash or which was issued at a discount to face value shall be deemed to be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

         For purposes of determining any particular amount of Debt Incurred under this covenant, any Debt Incurred by the Company or any Subsidiary of the Company incurred for, or related to, a Person other than another Subsidiary of the Company or the Company, as applicable, will be deemed to be in an amount equal to the greater of (i) the lesser of (A) the full amount of the Debt of such other Person or (B) the fair market value of the assets and properties of the Company or such Subsidiary of the Company as to which the holder or holders of such Debt are expressly limiting the obligations of the Company or such Subsidiary of the Company, the value of which assets and properties of the Company or such Subsidiary of the Company will be as determined in good faith by the Board of Directors of the Company or such Subsidiary of the Company, as applicable (which determinations shall be evidenced by a Board Resolution of the applicable Person), and (ii) the amount of the Debt of such other Person as has been expressly contractually assumed or guaranteed by the Company or such Subsidiary of the Company.

         Limitations on Restricting Subsidiary Dividends. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions on the Capital Stock of any Subsidiary of the Company or pay any obligation to the Company or any of its Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its Subsidiaries, except encumbrances and restrictions existing under or by reason of customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary of the Company, any agreement of a Person acquired by the Company or a Subsidiary of the Company, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person or property, other than the Person or any property of the Person so acquired, customary provisions restricting transfers of property securing purchase money obligations incurred in the ordinary course of business in connection with the acquisition of such property, the Notes, the Series A/B Notes, Debt existing pursuant to a written agreement in effect on the date of the Indenture, or Debt incurred to refinance, refund, extend or renew any of the foregoing Debt, provided such restrictions therein contained are not materially more restrictive than those provided for in the Debt being refinanced, refunded, extended or renewed.

         Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur, or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired unless the Notes are equally and ratably secured by such assets, other than Permitted Liens. For the purpose of determining compliance with this covenant, if a Lien meets the criteria of more than one of the types of Permitted Liens, the Company shall have the right to determine in its sole discretion the category of Permitted Lien to which such Lien applies, may elect to apportion such Lien between or among any two or more categories of Permitted Lien otherwise applicable, and shall not be required to include such Lien in more than one of such categories.

         Limitation on Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale, unless (A) an amount equal to the Net Cash Proceeds (defined below) therefrom is applied as follows:
(1) to the mandatory or optional payment or prepayment of all or a portion of the principal amount of and/or accrued interest on Senior Debt, and (2) all Net Cash Proceeds not applied in accordance with clause (A)(1) of this paragraph shall be used (x) to repurchase, ratably, (i) Notes pursuant to an Offer to Purchase under this covenant and (ii) Series A/B Notes pursuant to an offer to purchase under this covenant of the Series A/B Indenture, (y) to make cash payments in the ordinary course of business and consistent with past practices that are not otherwise prohibited by this Indenture, provided that the aggregate amount so used pursuant to this clause (y) from and after the Issue Date does not exceed $25,000,000 (without duplication of amounts used to acquire any Capital Assets in accordance with clause (z) of this sentence), or
(z) with respect to an Asset Sale by the Company or any of its Subsidiaries
(aa) that includes proved reserve assets, used for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale, provided that the Company's most recent Reserve Report indicates that the Company and its Subsidiaries, after giving effect to the Asset Sale and to the addition of proved reserves associated with any assets acquired in connection with such Asset Sale, have proved reserves at least equal to (AA) if such Asset Sale occurs during the fiscal year ending 1998, 450 Bcfe of natural gas as indicated on the most recent Reserve Report for such fiscal year, (BB) if such Asset Sale occurs during the fiscal year ending 1999, 500 Bcfe of natural gas or with an SEC PV10 of at least $600 million as indicated on the most recent Reserve Report for such fiscal year and (CC) if such Asset Sale occurs during the fiscal year ending 2000 or thereafter, 600 Bcfe of natural gas or with an SEC PV10 of at least $700 million as indicated on the most recent Reserve Report for such fiscal year, or (bb) involving assets that do not include proved reserves, used for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale; and (B) in the case of any Asset Sale or series of related Asset Sales for total proceeds in excess of $5,000,000, at least 85% of the value of the consideration for such Asset Sale consists of cash, Cash Equivalents or Exchange Assets or any combination thereof.

         Notwithstanding the provisions of the foregoing paragraph that limit Asset Sales or restrict the use of Net Cash Proceeds therefrom:

                 (i) the Company or any Subsidiary of the Company may convey, sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or to a Wholly Owned Subsidiary of the Company;

                 (ii) the Company and its Subsidiaries may engage in Asset Sales in the ordinary course of business;

                 (iii) the Company may engage in Asset Sales pursuant to and in accordance with the provisions of Article V;

                 (iv) the Company and its Subsidiaries may sell, lease, transfer, abandon or otherwise dispose of (a) damaged, worn out, or other obsolete property in the ordinary course of business or (b) other property no longer necessary for the proper conduct of their business;

                 (v) the Company and its Subsidiaries may engage in Asset Sales (a) the Net Cash Proceeds of which are used for payment of cash interest on Senior Debt, the Series A/B Notes, the Notes and/or the TransTexas Intercompany Loan, (b) in connection with the settlement of litigation or the payment of judgments, or (c) the Net Cash Proceeds of which are used in connection with the settlement of litigation or for the payment of judgments; provided, that the aggregate value of the assets transferred pursuant to clauses (b) and (c) of this clause
         (v) from and after the Issue Date does not exceed not exceed
         $25,000,000;

                 (vi) the Company may sell, convey, contribute or otherwise transfer the assets comprising the Related TTXD Business to TTXD;

                 (vii) the Company and its Subsidiaries may convey, sell, transfer or otherwise dispose of Hydrocarbons in the ordinary course of business;

                 (viii) prior to the TTXD Spin-off, the Company may sell, transfer, contribute or otherwise dispose of the Capital Stock of TTXD or the assets comprising the drilling and energy services business and the pipeline services business of the Company, provided, that (a) in the case of a transfer, contribution or other disposition to a company that has a class of equity securities publicly traded on a national securities exchange or on the NNM, at least 50% of the value of the consideration for such Asset Sale consists of cash and up to 50% of the value of the consideration for such Asset Sale may consist of Capital Stock and (b) in the case of a transfer, contribution, or other disposition to a joint venture, partnership, limited liability company or similar entity newly formed for the purpose of this transfer, up to 100% of the value of the consideration for such Asset Sale may consist of Capital Stock or other equity interests in such entity; provided, further, that in the case of either clause (a) or clause (b) of this subparagraph (viii), the Net Cash Proceeds from such Asset Sale are applied pursuant to the first paragraph of this covenant; and

                 (ix) the Company and its Subsidiaries may engage in Asset Sales not otherwise permitted in clause (i), (ii), (iii), (iv), (v),
         (vi), (vii), or (viii) preceding, provided that the aggregate proceeds from all such Asset Sales do not exceed $5,000,000 in any twelve-month period.

         Unless otherwise required by the immediately preceding paragraph, the proceeds of any Asset Sale permitted by such paragraph may be used by the Company or its Subsidiaries for any one or more purposes not otherwise prohibited by the Indenture.

         For purposes of the foregoing, "Net Cash Proceeds" means the aggregate amount of cash received by the Company and its Subsidiaries in respect of an Asset Sale (other than those that constitute a Change of Control and those expressly permitted in clauses (i) through (vi) above), less the sum of (a) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Subsidiary of the Company in connection with such Asset Sale and (b) the aggregate amount of cash so received which is used to retire any then existing Debt of the Company or its Subsidiaries (other than the Securities), as the case may be, which is required by the terms of such Debt to be repaid in connection with such Asset Sale.

         The aggregate amount of Net Cash Proceeds (including any cash as and when received from the proceeds of any property which itself was acquired in consideration of an Asset Sale) not timely used for the purposes permitted above and within the time provided above shall be referred to as the "Accumulated Amount."

         For the purposes hereof, "Minimum Accumulation Date" means each date on which the Accumulated Amount exceeds $20,000,000. Not later than 20 Business Days after the Minimum Accumulation Date the Company shall make an irrevocable, unconditional offer (an "Offer to Purchase") to the Holders to purchase, on a pro rata basis, Notes having a principal amount (the "Offer Amount") equal to the Accumulated Amount, at a purchase price (the "Offer Price") equal to 100% of the Accreted Value thereof, plus accrued but unpaid interest, if any, to, and including, the date the Notes tendered are purchased and paid for in accordance with this covenant which date shall be no later than 25 Business Days after the first date on which the Offer to Purchase is required to be made (the "Purchase Date"). Notice of an Offer to Purchase shall be sent, at least 20 Business Days prior to the close of business on the Final Put Date (as defined below), by first-class mail, by the Company to each Holder at its registered address, with a copy to the Trustee. The notice to the Holders shall contain all information, instructions and materials required by applicable law or otherwise material to such Holders' decision to tender Notes pursuant to the Offer to Purchase.

         Any such Offer to Purchase shall comply with all applicable provisions of Federal and state laws, including those regulating tender offers, if applicable, and any provisions of the Indenture that conflict with such laws shall be deemed to be superseded by the provisions of such laws.

         On or before a Purchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Offer to Purchase on or prior to the close of business on the Final Put Date (on a pro rata basis), (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Offer Price for all Notes or portions thereof so accepted and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate setting forth the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Offer Price for such Notes, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

         If the amount required to acquire all Notes tendered by Holders pursuant to the Offer to Purchase (the "Acceptance Amount") shall be less than the Offer Amount, the excess of the Offer Amount over the Acceptance Amount may be used by the Company for general corporate purposes without restriction, unless otherwise restricted by the other provisions of this Indenture. Upon consummation of any Offer to Purchase made in accordance with this covenant of the Indenture, the Accumulated Amount as of the Minimum Accumulation Date shall be reduced to zero and accumulations thereof shall be deemed to recommence from the day next following such Minimum Accumulation Date.

         Limitation on Ranking of Future Debt. The Company will not, directly or indirectly, incur, create, or suffer to exist any Debt which is contractually subordinate or junior in right of payment (to any extent) to any Debt of the Company and which is not expressly by the terms of the instrument creating such Debt made pari passu with, or subordinated and junior in right of payment to, the Notes.

         Restriction on Sale and Issuance of Subsidiary Stock. The Company will not sell, and will not permit any of its Subsidiaries to, issue or sell, any shares of Capital Stock of any Subsidiary of the Company to any Person other than the Company or a Wholly Owned Subsidiary of the Company unless an amount equal to the net proceeds of such sale is used by the Company within 180 days after the date of such sale for one or more of the purposes specified in the first paragraph of " -- Limitation on Asset Sales."

         Limitations on Line of Business. Neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business and such other business activities as are reasonably related thereto.

         TTXD Spinoff. If the TTXD Spinoff is effected through a pro rata distribution or dividend to stockholders of the Company or if the Company completes an Asset Sale described in subparagraph (viii) of the second paragraph of " -- Limitation on Asset Sales" in which less than 50% of the value of the consideration received consists of cash, then

         (a) from the date of such distribution or dividend or Asset Sale, in addition to the interest set forth in paragraph 1 of the Notes, interest will accrue on the outstanding Notes and the additional Notes issued pursuant to paragraph (b) of this covenant at the rate of 3/8% per annum, which additional interest shall be payable by the Company to the Holders of such Notes at the times, in the manner, and subject to the same terms and conditions as set forth herein, as nearly as may be, as though the interest rate provided in paragraph 1 of the Notes had been increased by 3/8% per annum from the date of such distribution or dividend or Asset Sale; and

         (b) promptly following such distribution or dividend or Asset Sale, the Company will issue to each Holder of record on the date of such distribution or dividend or Asset Sale additional Notes bearing interest from the date of such distribution or dividend or Asset Sale, in principal amount equal to 1 1/2% of the aggregate principal amount of the Notes then held by such Holder; provided that, additional Notes will be issued only in integral multiples of $1,000 and any Holder entitled to receive additional Notes in a principal amount other than an integral multiple of $1,000 will receive a payment in cash in lieu of such fractional amount.

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

         The Indenture provides that the Company will not consolidate with or merge with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer or convey all or substantially all of its assets (computed on a consolidated basis), to another Person or group of Affiliated Persons, whether in a single transaction or through a series of Related transactions, unless: (i) either (a) the Company shall be the continuing Person, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred as an entirety or substantially as an entirety (the Company or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee on or prior to the consummation of such transaction, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and the Indenture; (ii) on a pro forma consolidated basis, immediately after giving effect to such transaction and the assumption of the obligations contemplated by clause (i), above, and the incurrence or anticipated incurrence of any Debt or Disqualified Capital Stock to be incurred or issued in connection therewith, the (x)Net Worth of the Surviving Person is at least equal to the Net Worth of the Company and its Subsidiaries immediately prior to such transaction and (y) the Surviving Person could incur $1.00 of additional Debt pursuant to the second paragraph of the covenant described in " -- Certain Covenants -- Limitation on Incurrence of Additional Debt and Issuances of Disqualified Capital Stock"; (iii) immediately before and on a pro forma basis immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause
(1), above, and the incurrence or issuance or anticipated incurrence or issuance of any Debt to be incurred or Disqualified Capital Stock to be issued in connection therewith, no Default or Event of Default shall exist or shall occur; and (iv) at the time or within 45 days after such transaction, the Notes have not been or are not downgraded by S & P, Moody's, or any successor rating agencies to either entity to a rating below that which existed immediately prior to the time such transaction is publicly announced.

         Notwithstanding the foregoing, any Subsidiary with a net worth (net worth being the sum of the par or stated value of capital stock outstanding of such Subsidiary and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such Subsidiary, determined in accordance with generally accepted accounting principles, except that there shall be excluded any amounts attributable to Disqualified Capital Stock of such Subsidiary) greater than zero, may merge into the Company (or a Wholly Owned Subsidiary of the Company) at any time, provided the Company shall have delivered to the Trustee an Officers' Certificate stating that such Subsidiary has a net worth greater than zero and such merger does not result in a Default or an Event of Default hereunder.

         For purposes of the first paragraph above, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         Upon any consolidation or merger, or any transfer of assets in accordance with the foregoing, the Surviving Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Surviving Person had been named as the Company herein. When a Surviving Person duly assumes all of the obligations of the Company pursuant hereto and pursuant to the Securities, the predecessor shall be released from such obligations.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture defines an Event of Default as (i) the failure by the Company to pay installments of interest on the Notes as and when the same become due and payable and the continuance of any such failure for 30 days,
(ii) the failure by the Company to pay all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration, or otherwise, including payment of the Offer Price or Change of Control Purchase Price, (iii) the failure by the Company to observe or perform any other covenant, agreement, or warranty contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Indenture Trustee or the Company and the Indenture Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency, or reorganization in respect of the Company or any of its Subsidiaries, (v) a default which extends beyond any stated period of grace applicable thereto (including any extension thereof) under any mortgage, indenture, or instrument under which there is outstanding any Debt of the Company or any of its Subsidiaries aggregating in excess of $20 million or a failure to pay such Debt at its stated maturity if either (a) such default results from the failure to pay principal of, premium, if any, or interest on any such Debt when due and continuance of such default beyond any applicable cure, forbearance or notice period, provided that a waiver by the lenders of such debt of such default shall constitute a waiver hereunder for the same period, or (b) as a result of such default, the maturity of such Debt has been accelerated prior to its scheduled maturity, and such default and acceleration continues without having been rescinded or annulled for a period of 10 days, (vi) final judgments not covered by insurance aggregating at least $25 million at any one time rendered against the Company or any of its Subsidiaries and not stayed or discharged within 60 days, (vii) Independent Directors not constituting a majority of the board of directors of the Company or any Guarantor for a period of 90 days in the aggregate in any twelve-month period, or (viii) there having occurred any amendment to the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries that pertains to the directors and would have an adverse effect on the holders of the Notes or any other amendment that would materially adversely affect the interests of the Noteholders and, in the case of any such other amendment, the failure to correct such other amendment continues for a period of 90 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes outstanding. The Indenture provides that if a default occurs and is continuing and if it is known to the Indenture Trustee, the Indenture Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default; provided, that, except in the case of default in payment of principal of, premium, if any, or interest on the Notes, including a default in the payment of the Offer Price or Change of Control Purchase Price as required by the Indenture, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Noteholders.

         If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or its Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of Notes then outstanding, by notice in writing to the Company (and to the Indenture Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal of the Notes, determined as set forth below, and accrued interest thereon or, as appropriate, the Change of Control Purchase Price, to be due and payable immediately. If an Event of Default specified in clause (iv), above, relating to the Company or its Subsidiaries occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Indenture Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non- payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

         Prior to the declaration of acceleration of the majority of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, premium, if any, or interest on any Note not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order, or direction of any of the Holders, unless such Holders have offered to the Indenture Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Indenture Trustee.

COVENANT DEFEASANCE; SATISFACTION AND DISCHARGE OF THE INDENTURE

         The Indenture ceases to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer, substitution, and exchange of Notes and the Company's right of optional redemption, (ii) rights of Holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Offer Price of the Notes) and any other rights of the Holders with respect to such amounts,
(iii) the rights, obligations, and immunities of the Trustee under the Indenture, and (iv) certain other specified provisions in the Indenture (the foregoing exceptions (i) through (iv) are collectively referred to as the "Reserved Rights")) on the 91st day (or one day after such other greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws, e.g., one year after any such deposit) after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the Holders, of (i) money in an amount, (ii) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (iii) a combination thereof, sufficient to pay and discharge the principal of, premium, if any, and interest on the Notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the Indenture and of the Notes. Such a trust may be established only if certain conditions are satisfied, including delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee (who may be outside counsel to the Company) to the effect that (i) the defeasance and discharge will not be deemed, or result in, a taxable event for Federal income tax purposes, with respect to the Holders, (ii) the Company's deposit will not result in the Company, the Trust, or the Trustee being subject to regulation under the Investment Company Act of 1940, and (iii) after the passage of 90 days (or any greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those laws apply to the Company) following the deposit of the trust funds, such funds will not be subject to set aside or avoidance under any bankruptcy, insolvency, or other similar laws affecting creditors' rights generally. The Indenture will not be discharged if, among other things, a Default or an Event of Default shall have occurred and be continuing on the date of such deposit. The Company will be deemed to have paid and discharged the entire indebtedness on all of the outstanding Notes when (i) all outstanding Notes have been delivered to the Trustee for cancellation, or (ii) the Company has paid or caused to be paid the principal of and interest on the Notes.

REPORTS

         The Company is required to furnish to the Trustee, within 60 days after the end of each fiscal quarter, or 105 days after the end of a fiscal quarter that is also the end of a fiscal year, with an officers' certificate to the effect that such officers have conducted or supervised a review of the activities of the Company and its Subsidiaries and of performance under the Indenture and that, to the best of such officers' knowledge, based on their review, the Company has fulfilled all of its obligations under the Indenture or, if there has been a default, specifying each default known to them, its nature and its status. The Company is also required to notify the Indenture Trustee of any changes in the composition of the Board of Directors of the Company or any of its Subsidiaries or of any amendment to the charter or bylaws of the Company or any of its Subsidiaries.

         The Company and each Guarantor shall deliver to the Trustee and to each Holder, within 15 days after it files them with the Commission, copies of all reports and information that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Company and each Guarantor agree to continue to be subject to the filing and reporting requirements of the Commission as long as any of the Notes are outstanding.

         Concurrently with the reports delivered pursuant to the preceding paragraph, the Company shall deliver to the Trustee and to each Holder annual and quarterly financial statements with appropriate footnotes of the Company and its Subsidiaries, all prepared and presented in a manner substantially consistent with those of the Company required by the preceding paragraph.

AMENDMENTS AND SUPPLEMENTS

         The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture or amend the Security Documents for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Indenture Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby; (i) change the Stated Maturity of the principal of, or any installment of principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date), or reduce the Change of Control Purchase Price or alter the provisions of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture, or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

         Notwithstanding the foregoing, (i) the consent of at least 66-2/3% of the aggregate principal amount of Notes then outstanding shall be required to approve any amendment, supplement or waiver that makes any changes in the terms or provisions of the "Limitation on Asset Sales" covenant (other than the Offer Price) and (ii) the consent of at least 90% of the aggregate principal amount of the Notes then outstanding shall be required to approve any amendment, supplement or waiver that makes any changes in the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant.

GOVERNING LAW

         The Indenture provides that it is governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth (or incorporated by reference) in the Indenture and no others.
During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claims as security or otherwise.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

         No stockholder, officer, or director, as such, past, present, or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, officer, or director.

REGISTRATION RIGHTS AGREEMENT; PENALTY INTEREST

         If the Company reasonably determines in good faith and after conferring with counsel that (i) the Exchange Notes would not, upon receipt in the Exchange Offer by any holder of Outstanding Notes, other than affiliates or broker dealers or affiliates thereof who are Original Holders of the Outstanding Notes ("Restricted Persons"), be tradeable by each holder thereof without restriction under the Securities Act and the Exchange Act and without material instruction under applicable blue sky or state securities laws, (ii) the Exchange Offer may not be made in compliance with applicable laws, (iii) the Exchange Notes would not, upon consummation of any resale thereof by a Restricted Person to anyone other than another Restricted Person, be tradeable by each holder thereof without restriction under the Securities Act and the Exchange Act and without material restriction under applicable blue sky or state securities laws, or (iv) the Commission is unlikely to permit the registration statement covering the Exchange Offer to become effective prior to October 11, 1997, solely because such registration statement covers resale of the Exchange Notes by Restricted Persons, then the Company will promptly deliver notice thereof to the Trustee and the affected holders of Outstanding Notes, and the Company shall use its best efforts to file with the Commission pursuant to Rule 415 a shelf registration statement (the "Shelf Registration Statement") relating to all Registrable Notes (the "Shelf Registration") the holders of which have provided the information required by the Registration Rights Agreement, and to have the Shelf Registration Statement declared effective by the Commission on or prior to October 11, 1997. In such circumstances, the Company shall use its best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, for a period of two years (subject to extension under certain circumstances) or such shorter period ending when all Registrable Notes covered by the Shelf Registration Statement have been sold pursuant thereto (the "Effectiveness Period"); provided, however, that the Effectiveness Period shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the Securities Act in the Registration Rights Agreement.

         No holder of Notes may include any of its Notes in any Shelf Registration Statement pursuant to this Agreement unless and until such holder furnishes to the Company in writing, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement or prospectus or preliminary prospectus included therein. Each holder of Notes as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not materially misleading. In addition each holder of Notes covered by a registration statement agrees (i), subject to exceptions specified in the Registration Rights Agreement, not to effect any public sale or distribution of Notes, including pursuant to Rule 144, during the period beginning 10 days prior to date of any underwritten offering made pursuant to the registration statement and (ii) to indemnify the Company and its controlling persons for any liability arising out of material misstatements or omissions in the information relating to such holder furnished in writing for inclusion in a registration statement, including the registration statement of which this Prospectus is a part.

         If (i) the applicable Registration Statement has not been declared effective by the Commission on or prior to the Effectiveness Date, (ii) the Exchange Offer is required to be consummated under the Registration Rights Agreement, the Company has not exchanged Exchange Notes for all Notes validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer by the Consummation Date, (iii) the Registration Statement pursuant to which this Exchange Offer is made ceases to be effective before 30 days after the date is declared effective by the Commission, or (iv) the applicable Registration Statement is filed and declared effective but shall thereafter cease to be effective without being succeeded immediately by any additional Registration Statement covering the Notes which has been filed and declared effective (each such event referred to in clauses (i) through (iv), an "Illiquidity Event"), then the interest rate on Transfer Restricted Securities will increase ("Additional Interest") by 1.00% per annum until all Illiquidity Events have been cured. Following the cure of an Illiquidity Event, the accrual of Additional Interest with respect to such Illiquidity Event will cease and upon the cure of all Illiquidity Events the interest rate will revert to the original rate.

         The Company shall notify the Trustee and paying agent under the Indenture promptly upon the happening of each and every Illiquidity Event. The Additional Interest due shall be payable on each interest payment date specified by the Indenture (or such other indenture) to the record holder entitled to receive the interest payment to be made on such date. Each obligation to pay Additional Interest shall be deemed to accrue from and including the date of the applicable Illiquidity Event.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Outstanding Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of an Outstanding Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Outstanding Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

         The issuance of the Exchange Notes to Holders of the Outstanding Notes pursuant to the terms set forth in this Prospectus should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Outstanding Notes upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Outstanding Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Outstanding Notes.

         Treasury regulations relating to the tax treatment of debt instruments with original discount contain provisions for determining the yield and maturity of debt instruments having one or more contingencies that could result in the acceleration or deferral of amounts due under the debt (including optional redemption). The Company will follow the general rule of these provisions, which is to ignore contingencies, as it is more likely than not that payments will be made under the Exchange Notes under the stated payment schedule, and thus plans to accrue and report interest on the Exchange Notes under the stated payment schedule.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the date the registration statement, of which this Prospectus forms a part, is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchase or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Gardere & Wynne, L.L.P., Dallas, Texas.

                            INDEPENDENT ACCOUNTANTS

         The consolidated balance sheets as of January 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended January 31, 1997, the six months ended January 31, 1996, and for each of the two years in the period ended July 31, 1995 and related schedules, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the period ended April 30, 1997 incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended April 30, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                    EXPERTS

         The reserve estimates of the Company included in the Company's Form 10-K for the year ended January 31, 1997 have been incorporated by reference in this Prospectus and the Registration Statement in reliance upon reserve reports and summary letters prepared by Netherland, Sewell & Associates, Inc., upon the authority of such firm as experts in estimating proved oil and gas reserves.

           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
                           TRANSTEXAS GAS CORPORATION

         The following unaudited pro forma condensed consolidated financial information of TransTexas Gas Corporation (the "Company") as of and for the three months ended April 30, 1997 and for the year ended January 31, 1997, illustrate the effect of the sale of the Company's wholly owned subsidiary, TransTexas Transmission Corporation ("Lobo Sale"), and the following transactions (the "Transactions") related to a private offering of debt securities by TransAmerican Energy Corporation (the "TEC Notes Offering"): (i) the TransTexas Intercompany Loan; (ii) the tender offer for the TransTexas Senior Secured Notes; (iii) the June Exchange Offer; and (iv) the Stock Repurchase Program. The unaudited pro forma condensed consolidated balance sheet has been prepared assuming that the Lobo Sale, the TEC Notes Offering and the Transactions were consummated on April 30, 1997. The unaudited pro forma condensed consolidated statements of operations for the three months ended April 30, 1997 and for the year ended January 31, 1997 have been prepared assuming that the Lobo Sale, the TEC Notes Offering and the Transactions were consummated on February 1, 1997 and 1996, respectively.

         The unaudited pro forma adjustments and the resulting unaudited pro forma condensed consolidated financial information are based on the assumptions noted in the footnotes thereto. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company's financial position or results of operations would have been had the Lobo Sale, the TEC Notes Offering and the Transactions actually occurred on the dates indicated or the financial position or results of operations for any future date or period.

         The unaudited pro forma condensed consolidated financial information and notes thereto should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto included in the Company's quarterly report on Form 10-Q for the period ended April 30, 1997 and its annual report on Form 10-K for the period ended January 31, 1997.

                          TRANSTEXAS GAS CORPORATION

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF APRIL 30, 1997
                            (DOLLARS IN THOUSANDS)
                                 (UNAUDITED)

                                                         Historical       Adjustments          Pro Forma
                                                         ----------       -----------          ---------
                        ASSETS
Current assets:
  Cash and cash equivalents   . . . . . . . . . .      $     11,667     $  1,073,42 (a)        $  197,669
                                                                            450,000 (b)
                                                                             65,000 (c)
                                                                         (1,448,422)(d)
                                                                             46,000 (f)
  Cash restricted for interest  . . . . . . . . .            46,000         (46,000)(f)                --
  Accounts receivable   . . . . . . . . . . . . .            30,327              --                30,327
  Receivable from affiliates  . . . . . . . . . .            70,436         (65,000)(c)             5,436
  Inventories   . . . . . . . . . . . . . . . . .            15,164              --                15,164
  Other current assets  . . . . . . . . . . . . .            13,749              --                13,749
                                                       ------------     -----------            ----------
     Total current assets   . . . . . . . . . . .           187,343          75,002               262,345
Net property and equipment  . . . . . . . . . . .           909,481        (450,592)(a)           458,889
Other assets  . . . . . . . . . . . . . . . . . .            17,436          10,000 (d)            13,823
                                                                            (13,613)(g)
Deferred tax asset  . . . . . . . . . . . . . . .                --          21,987 (h)            21,987
                                                       ------------     -----------            ----------
                                                       $  1,114,260     $  (357,216)           $  757,044
                                                       ============     ===========            ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term debt  . . . . .      $      8,406     $        --            $    8,406
  Revolving credit agreement  . . . . . . . . . .             8,386              --                 8,386
  Accounts payable  . . . . . . . . . . . . . . .            60,377              --                60,377
  Accrued liabilities   . . . . . . . . . . . . .           102,609         (13,879)(d)            53,974
                                                                            (34,756)(d)
                                                       ------------     -----------            ----------
     Total current liabilities  . . . . . . . . .           179,778         (48,635)              131,143
                                                       ------------     -----------            ----------
Long-term debt, less current maturities . . . . .            13,024              --                13,024
Intercompany loan . . . . . . . . . . . . . . . .                --         450,000 (b)           450,000
Production payments, less current portion . . . .            25,362          (7,212)(d)            18,150
Senior secured notes  . . . . . . . . . . . . . .           800,000        (800,000)(d)                --
Subordinated notes  . . . . . . . . . . . . . . .           104,386          11,429 (e)           115,815
Deferred revenue  . . . . . . . . . . . . . . . .            46,176         (46,176)(d)                --
Deferred income taxes . . . . . . . . . . . . . .            35,542         (57,529)(h)                --
                                                                             21,987 (h)
Payable to affiliates . . . . . . . . . . . . . .             7,618         205,000 (h)            82,618
                                                                           (130,000)(i)
Other liabilities . . . . . . . . . . . . . . . .             8,429          (1,309)(d)             7,120
Stockholders' deficit:
  Common stock  . . . . . . . . . . . . . . . . .               740            (250)(d)               490
  Paid-in capital (deficit)   . . . . . . . . . .          (123,524)        130,000 (i)             6,476
  Retained earnings (accumulated deficit)   . . .            16,729        (399,034)(d)           (67,792)
                                                                            314,513 (j)
                                                       ------------     -----------            ----------
     Total stockholders' deficit  . . . . . . . .          (106,055)         45,229               (60,826)
                                                       ------------     -----------            ----------
                                                       $  1,114,260     $  (357,216)           $  757,044
                                                       ============     ===========            ==========

     The accompanying notes are an integral part of the pro forma financial statements.

                           TRANSTEXAS GAS CORPORATION
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


(a) To record the Lobo Sale for an adjusted purchase price of $1,073.4 million:

                 Cash proceeds  . . . . . . . . . . . . . . . . .            $ 1,073,424
                 Carrying value of stock sold . . . . . . . . . .               (450,592)
                                                                             -----------
                       Pretax gain on Lobo Sale   . . . . . . . .            $   622,832 (j)
                                                                             ===========

         Purchase price adjustments were made for, among other things: the value of certain NGLs and stored hydrocarbons; the value of gas in TTC's pipeline; prepaid expenses relating to post-effective date operations; post- closing expenses related to pre-closing operations; the value of oil and gas produced and sold between the effective date of the Lobo Sale and closing (approximately $44 million); property defects; and estimated costs associated with liabilities incurred before closing. Purchase price adjustments made at the closing of the Lobo Sale are subject to a review, reconciliation and resolution process, which is expected to be completed within 105 days following the closing.

(b) To record the borrowing by the Company of $450 million pursuant to the TransTexas Intercompany Loan.

(c) To record the collection of amounts due from affiliates.

(d) To record the application of a portion of the proceeds from (a) through (c) above:

                 Repurchase of Senior Secured Notes . . . . . . .            $    800,000
                 Premium of 11.5% for Senior Secured Notes  . . .                  92,000(j)
                 Accrued interest on Senior Secured Notes . . . .                  34,756
                 Lobo Sale production repayment . . . . . . . . .                  43,806(j)
                 Repayment of volumetric production payments
                    (deferred revenue), dollar-denominated
                    production payments and other debt  . . . . .                  68,576
                 Stock Repurchase Program . . . . . . . . . . . .                 399,284
                 Debt issue costs . . . . . . . . . . . . . . . .                  10,000
                                                                             ------------
                                                                             $  1,448,422
                                                                             ============


         Pending completion of the Stock Repurchase Program, up to $400 million of proceeds from the TEC Notes Offering and the Transactions will be held by the Company in a restricted cash account. Such proceeds will be disbursed from such account (i) for purposes of the Stock Repurchase Program or (ii) upon completion of Phase II of TARC's Capital Improvement Program for general corporate purposes.

         In addition to the above, proceeds of approximately $11 million were used to pay accrued interest on the Senior Secured Notes for the period from May 1, 1997 through June 13, 1997.

         During the months of April and May 1997, the Company obtained additional financing in the aggregate amount of $49.5 million, of which approximately $29.2 million remained outstanding at June 30, 1997.

(e) To record the premium attributable to the Subordinated Notes Exchange Offer. See (j).

(f) To release cash restricted pursuant to the Senior Secured Notes Indenture.

(g) To write off unamortized debt issue costs related to the Senior Secured Notes and the Subordinated Notes. See (j).

(h) To record the income tax effects of the Lobo Sale and of expenses related to the Senior Secured Notes Tender Offer and to reclassify $22.0 million of deferred taxes to deferred tax assets.

                 Payable to TransAmerican pursuant to the Tax
                    Allocation Agreement  . . . . . . . . . . . .            $   205,000
                 Deferred income taxes  . . . . . . . . . . . . .                (57,529)
                                                                             -----------
                                                                             $   147,471
                                                                             ===========


(i) To record the assumption of $130 million of estimated net tax liability by TransAmerican in accordance with the Tax Allocation Agreement.


(j) To record the effects on retained earnings as a result of (a) through (i).

                 Pretax gain on Lobo Sale . . . . . . . . . . . .            $    622,832
                 Premium of 11.5% for Senior Secured Notes  . . .                 (92,000)(1)
                 Lobo Sale production repayment . . . . . . . . .                 (43,806)
                 Premium attributable to the Subordinated
                     Notes Exchange Offer . . . . . . . . . . . .                 (11,429)(1)
                 Unamortized debt issue costs . . . . . . . . . .                 (13,613)(1)
                 Federal income taxes . . . . . . . . . . . . . .                (147,471)
                                                                             ------------
                                                                             $    314,513
                                                                             ============

    _____________
    (1) These amounts and the related income tax benefits, if any, will be recorded as an extraordinary charge to income in the period that the related debt is extinguished.

                           TRANSTEXAS GAS CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED APRIL 30, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)




                                                         Historical       Adjustments          Pro Forma
                                                         ----------       -----------          ---------
Revenues:
  Gas, condensate and natural gas liquids   . . .      $     72,882     $    (36,862)(a)    $     36,020
  Transportation  . . . . . . . . . . . . . . . .             9,291           (9,291)(a)              --
  Other   . . . . . . . . . . . . . . . . . . . .               178               --                 178 (d)
                                                       ------------     ------------        ------------
     Total revenues   . . . . . . . . . . . . . .            82,351          (46,153)             36,198
                                                       ------------     ------------        ------------
Costs and expenses:
  Operating   . . . . . . . . . . . . . . . . . .            27,142          (21,936)(a)           5,206
  Depreciation, depletion and amortization  . . .            33,557          (14,408)(a)          19,149
  General and administrative  . . . . . . . . . .            15,140           (7,688)(a)           7,452
  Taxes other than income taxes   . . . . . . . .             5,214           (2,450)(a)           2,764
                                                       ------------     ------------        ------------
     Total costs and expenses   . . . . . . . . .            81,053          (46,482)             34,571 (d)
                                                       ------------     ------------        ------------
     Operating income   . . . . . . . . . . . . .             1,298              329               1,627
                                                       ------------     ------------        ------------

Other income (expenses):
  Interest income   . . . . . . . . . . . . . . .             1,694               --               1,694
  Interest expense, net   . . . . . . . . . . . .           (25,358)           9,019 (b)         (16,339)
                                                       ------------     ------------        ------------
     Total other income (expense)   . . . . . . .           (23,664)           9,019             (14,645)
                                                       ------------     ------------        ------------
     Loss before income taxes   . . . . . . . . .           (22,366)           9,348             (13,018)
Income taxes (benefit)  . . . . . . . . . . . . .            (7,828)           3,272 (c)          (4,556)
                                                       ------------     ------------        -------------
     Net loss   . . . . . . . . . . . . . . . . .      $    (14,538)    $      6,076        $     (8,462)
                                                       ============     ============        ============

Net loss per share  . . . . . . . . . . . . . . .      $      (0.20)                        $      (0.17)
                                                       ============                         ============

Weighted average number of
  common shares outstanding   . . . . . . . . . .        74,000,000                           49,044,750 (e)
                                                       ============                         ============

     The accompanying notes are an integral part of the pro forma financial statements.

                           TRANSTEXAS GAS CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED JANUARY 31, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)




                                                         Historical       Adjustments          Pro Forma
                                                         ----------       -----------          ---------
Revenues:
  Gas, condensate and natural gas liquids   . . .      $    363,459     $   (173,761)(a)    $    189,698
  Transportation  . . . . . . . . . . . . . . . .            34,423          (34,423)(a)              --
  Gain on the sale of assets  . . . . . . . . . .             7,856               --               7,856
  Other   . . . . . . . . . . . . . . . . . . . .               609               --                 609 (d)
                                                       ------------     ------------        ------------
     Total revenues   . . . . . . . . . . . . . .           406,347         (208,184)            198,163
                                                       ------------     ------------        ------------
Costs and expenses:
  Operating   . . . . . . . . . . . . . . . . . .           114,453          (97,494)(a)          16,959
  Depreciation, depletion and amortization  . . .           132,453          (78,932)(a)          53,521
  General and administrative  . . . . . . . . . .            45,596           (2,000)(a)          43,596
  Taxes other than income taxes   . . . . . . . .            22,566          (12,818)(a)           9,748
  Litigation settlement   . . . . . . . . . . . .           (96,000)              --             (96,000)
                                                       ------------     ------------        ------------
     Total costs and expenses   . . . . . . . . .           219,068         (191,244)             27,824 (d)
                                                       ------------     ------------        ------------
     Operating income   . . . . . . . . . . . . .           187,279          (16,940)            170,339
                                                       ------------     ------------        ------------

Other income (expenses):
  Interest income   . . . . . . . . . . . . . . .             5,544               --               5,544
  Interest expense, net   . . . . . . . . . . . .           (97,007)          24,368 (b)         (72,639)
                                                       ------------     ------------        ------------
     Total other income (expense)   . . . . . . .           (91,463)          24,368             (67,095)
                                                       ------------     ------------        ------------
     Income before income taxes   . . . . . . . .            95,816            7,428            103,244
Income taxes  . . . . . . . . . . . . . . . . . .            12,491           23,644 (c)          36,135
                                                       ------------     ------------        ------------
     Net income   . . . . . . . . . . . . . . . .      $     83,325     $    (16,216)       $     67,109
                                                       ============     ============        ============

Net income per share  . . . . . . . . . . . . . .      $       1.13                         $       1.37
                                                       ============                         ============

Weighted average number of
  common shares outstanding   . . . . . . . . . .        74,000,000                           49,044,750 (e)
                                                       ============                         ============

      The accompany notes are an integral part of the pro forma financial statements.

                           TRANSTEXAS GAS CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


(a) To adjust revenues, including losses relating to risk management activities, operating expenses, depreciation, depletion and amortization, general and administrative and taxes other than income taxes as a result of the Lobo Sale.


(b)  To adjust interest expense as follows:

                                                                         Three Months
                                                                             Ended          Year Ended
                                                                        April 30, 1997    January 31, 1997
                                                                        --------------    ----------------
         Interest on the Intercompany Loan at a rate of 10.875% . .     $    12,234        $    48,938
         Interest on estimated federal income tax liability payable
            to affiliate at an assumed rate of 9.0% . . . . . . . .           1,688              6,750
         Historical interest on Subordinated Notes  . . . . . . . .          (3,294)            (1,646)
         Interest on Subordinated Exchange Notes at a rate of 13.75%          3,981             15,925
         Historical interest expense on the Senior Secured Notes  .         (23,000)           (92,000)
         Historical interest expense on other debt  . . . . . . . .            (634)            (2,500)
         Amortization of estimated debt issuance costs  . . . . . .             500              2,000
         Amortization of historical debt issuance costs . . . . . .            (606)            (1,835)
         Change in interest capitalized . . . . . . . . . . . . . .             112                 --
                                                                        -----------        -----------
                 Total adjustment to interest expense . . . . . . .     $    (9,019)       $   (24,368)
                                                                        ===========        ===========


(c) To adjust income tax expense for the effects of adjustments (a) and (b) above based on the federal statutory rate of 35%.

(d) Does not include revenues and related expenses attributable to the Agreement for Services between the Company and Conoco Inc.

(e) Assumes 24,955,250 common shares are purchased pursuant to the Stock Repurchase Program at $16 per shares.

================================================================================
    All tendered Outstanding Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                        By Registered or Certified Mail:

                                  Bank One, NA
                                 P.O. Box 70184
                           Columbus, Ohio  43271-0184
                             Attention: Lora Marsch

                      By Overnight Mail or Hand Delivery:

                             Bank One, NA-0H1-0184
                             100 East Broad Street
                             Columbus, Ohio  43215
                             Attention: Lora Marsch

                                 By Facsimile:

                                  Bank One, NA
                             Attention: Lora Marsch
                                 (614) 248-5088
                     Confirm by Telephone:  (614) 248-4856

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered or certified mail.)

    No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and the accompanying Letter of Transmittal, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the Prospectus nor the accompanying Letter of Transmittal nor both together constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which the Prospectus relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or the Letter of Transmittal or both together nor any exchange made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date herein or that there has been no change in the affairs of the Company since such date.
================================================================================

================================================================================

                                  $115,815,000

                           TRANSTEXAS GAS CORPORATION

                   13 3/4% Series D Senior Subordinated Notes
                                    due 2001


                                  PROSPECTUS

                               September 4, 1997



                               TABLE OF CONTENTS

                                                                  Page


            Available Information . . . . . . . . . . . . . . . .  iii
            Information Incorporated by Reference . . . . . . . .  iii
            Special Note Regarding Forward-Looking Statements . .   iv
            Prospectus Summary  . . . . . . . . . . . . . . . . .    1
            Risk Factors  . . . . . . . . . . . . . . . . . . . .   12
            The Exchange Offer  . . . . . . . . . . . . . . . . .   19
            Use of Proceeds . . . . . . . . . . . . . . . . . . .   24
            The Company . . . . . . . . . . . . . . . . . . . . .   25
            Description of Certain Indebtedness . . . . . . . . .   28
            Description of the Exchange Notes . . . . . . . . . .   29
            Certain Federal Income Tax Consequences . . . . . . .   61
            Plan of Distribution  . . . . . . . . . . . . . . . .   61
            Legal Matters . . . . . . . . . . . . . . . . . . . .   62
            Independent Accountants . . . . . . . . . . . . . . .   62
            Experts . . . . . . . . . . . . . . . . . . . . . . .   62
            Pro Forma Condensed Consolidated
              Financial Information . . . . . . . . . . . . . . .    PF-1

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that any person may be indemnified by a Delaware corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Section nine of the Company's Certificate of Incorporation provides that directors of the Company shall not, to the fullest extent permitted by the DGCL, as amended from time to time, be liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the Company or the Company's stockholders.

         The Company has entered into indemnification agreements with its executive officers and directors that will contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company has purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws of the Company and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies and (ii) that exceed the liability limits of such insurance policies. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


(a) Exhibits
3.1      --  Articles of Incorporation (previously filed as an exhibit to the
             Company's registration statement on Form S-1 (33-75050), and incorporated herein by reference thereto).

4.1*     --  Indenture governing Subordinated Exchange Notes dated June 13,
             1997 between the Company, as issuer, and BankOne, N.A., as trustee.

4.2*     --  Registration Rights Agreement dated June 13, 1997 between the
             Company and the holders of the Subordinated Exchange Notes.

4.3      --  Loan Agreement dated June 13, 1997 between the Company and TEC
             (previously filed as an exhibit to the Company's current report on Form 8-K dated June 13, 1997, and incorporated herein by reference thereto).

4.4      --  Security and Pledge Agreement dated June 13, 1997 by the Company in favor of TEC (previously filed as an exhibit to the Company's current report on Form 8-K dated June 13, 1997, and incorporated herein by reference thereto).

4.5      --  Disbursement Agreement dated June 13, 1997 among the Company, TEC and Firstar Bank of Minnesota, as disbursement agent and trustee
             (previously filed as an exhibit to the Company's current report on Form 8-K dated June 13, 1997, and incorporated herein by reference thereto).

4.6      --  Forms of Mortgage dated June 13, 1997 between the Company and
             Firstar Bank of Minnesota, as trustee.

4.7      --  First Supplemental Indenture dated as of September 2, 1997, between the Company, as issuer, and Bank One, N.A., as trustee.

5.1      --  Legal Opinion of Gardere & Wynne, L.L.P.

12.1*    --  Statement regarding computation of ratio of earnings to consolidated fixed charges.

15.1     --  Awareness Letter of Coopers & Lybrand, L.L.P.

23.1     --  Consent of Coopers & Lybrand L.L.P.

23.2     --  Consent of Gardere & Wynne, L.L.P. (set forth in Exhibit 5.1).

23.3     --  Consent of Netherland, Sewell & Associates, Inc.

24.1*    --  Power of Attorney.

25.1*    --  Statement of Eligibility of Trustee (Form T-1).

99.1     --  Letter of Transmittal.


-------------
(*)  Previously filed.

ITEM 22.     UNDERTAKINGS.

             The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 under the Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of September, 1997.


                                        TRANSTEXAS GAS CORPORATION


                                        By:  /s/ Ed Donahue
                                             ---------------------------------
                                             Ed Donahue, Vice President and
                                             Chief Financial Officer





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 2, 1997.





             Name                                    Title
             ----                                    -----
     *
-------------------------------------------
         John R. Stanley                   Director and Chief Executive Officer
                                           (Principal Executive Officer)

     *
-------------------------------------------
         Thomas B. McDade                  Director


     /s/ Ed Donahue
-------------------------------------------
         Ed Donahue                        Vice President and Chief Financial
                                           Officer (Principal Financial Officer
                                           and Principal Accounting Officer)
     *
-------------------------------------------
         James R. Lesch                    Director

     *
-------------------------------------------
         Robert L. May                     Director

     *
-------------------------------------------
         Donald D. Sykora                  Director

* By: /s/ Ed Donahue
-------------------------------------------
          Ed Donahue
          Attorney-in-fact

                              INDEX TO EXHIBITS



EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
3.1      --  Articles of Incorporation (previously filed as an exhibit to the
             Company's registration statement on Form S-1 (33-75050), and incorporated herein by reference thereto).

4.1*     --  Indenture governing Subordinated Exchange Notes dated June 13,
             1997 between the Company, as issuer, and BankOne, N.A., as trustee.

4.2*     --  Registration Rights Agreement dated June 13, 1997 between the
             Company and the holders of the Subordinated Exchange Notes.

4.3      --  Loan Agreement dated June 13, 1997 between the Company and TEC
             (previously filed as an exhibit to the Company's current report on Form 8-K dated June 13, 1997, and incorporated herein by reference thereto).

4.4      --  Security and Pledge Agreement dated June 13, 1997 by the Company in favor of TEC (previously filed as an exhibit to the Company's current report on Form 8-K dated June 13, 1997, and incorporated herein by reference thereto).

4.5      --  Disbursement Agreement dated June 13, 1997 among the Company, TEC and Firstar Bank of Minnesota, as disbursement agent and trustee
             (previously filed as an exhibit to the Company's current report on Form 8-K dated June 13, 1997, and incorporated herein by reference thereto).

4.6      --  Forms of Mortgage dated June 13, 1997 between the Company and
             Firstar Bank of Minnesota, as trustee.

4.7      --  First Supplemental Indenture dated as of September 2, 1997, between the Company, as issuer, and Bank One, N.A., as trustee.

5.1      --  Legal Opinion of Gardere & Wynne, L.L.P.

12.1*    --  Statement regarding computation of ratio of earnings to consolidated fixed charges.

15.1     --  Awareness Letter of Coopers & Lybrand, L.L.P.

23.1     --  Consent of Coopers & Lybrand L.L.P.

23.2     --  Consent of Gardere & Wynne, L.L.P. (set forth in Exhibit 5.1).

23.3     --  Consent of Netherland, Sewell & Associates, Inc.

24.1*    --  Power of Attorney.

25.1*    --  Statement of Eligibility of Trustee (Form T-1).

99.1     --  Letter of Transmittal.


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(*)  Previously filed.